As filed with the Securities and Exchange Commission on April 14, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
Registration Statement Filed Under the Securities Act of 1933
Registration Statement File Number: 333-148625

OSPREY VENTURES, INC.
(Exact name of registrant as specified in its charter)

Wyoming	1040	26-0665571
(State or of other jurisdiction of	(Primary Standard Industrial	(IRS Employer
incorporation or organization)	Classification Code Number)	Identification No.)

88 West 44th Avenue, Vancouver, B.C. Canada V5Y 2V1
Telephone: (604) 738-0540 Fax: (604) 661-0759
(Address and telephone number of registrant's principal executive office)

Brian J. McDonald – 5781 Cranley Drive, West Vancouver, B.C. V7W 1T1
Telephone: (604) 925-3099 Facsimile: (604) 608-3854
(Name, address and telephone number of agent for service)

Approximate Date Of Commencement Of Proposed Sale To The Public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act
of 1933 check the following box [   ]

If this Form is filed to register additional common stock for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act
registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act
registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [   ]

Calculation of Registration Fee
Title of Each Class of Securities To Be Registered	Amount To Be Registered [1]	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price [2]	Amount of Registration Fee [2]
Common Stock, par value $0.001 per share offered by Corporation	2,000,000	$0.05	$100,000	$3.93
Common Stock, par value $0.001 per share offered by selling shareholders	1,100,000	$0.05	$55,000	$2.16
Total	3,100,000	$0.05	$155,000	$6.09

[1]	Total represents 1,100,000 shares issued by Osprey in private placement transactions completed on March 23, 2007.
[2]

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended (the “Securities Act” or “Act”). Our common stock is not traded on any national exchange and in accordance with Rule 457, the offering price of $0.05 was arbitrarily determined.

The Registrant will hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Act, or until the registration statement shall become effective on such date as the Securities & Exchange Commission (the “SEC” or “Commission”), acting pursuant to said Section 8(a) may determine.

The information contained in this prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the SEC. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This registration statement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Prospectus

OSPREY VENTURES, INC.

Shares of Common Stock
1,000,000 minimum - 2,000,000 maximum shares offered by Osprey Ventures, Inc. at a price of $0.05 per share
1,100,000 shares offered by selling shareholders at a price of $0.05 per share

Through this prospectus Osprey Ventures, Inc. (“Osprey”) is offering a minimum of 1,000,000 shares and a maximum of 2,000,000 shares of Osprey’s common stock on a best efforts basis and the selling shareholders are offering 1,100,000 shares. The offering price is $0.05 per share. Osprey’s common stock is presently not traded on any public market or securities exchange. The sales price to the public has been arbitrarily fixed at $0.05 per share until such time as the shares of our common stock are quoted on the Over-The-Counter Bulletin Board (the “OTC BB”).

The minimum number of shares that Osprey has to sell is 1,000,000 shares. There will be an escrow account to receive all funds for subscriptions received. Upon receipt, all funds provided to Osprey as subscriptions will be promptly deposited into an escrow account. All subscriptions will be held in an escrow account maintained by Redekop Law Corporation until such time as the minimum subscription level has been reached. The funds will be held by Redekop Law Corporation and will be controlled by Mr. Bruce Redekop until such time as the minimum subscription level has been reached. They will then be released to Osprey and used as indicated herein. The escrow agreement and the subscription agreement each state that should we not complete the minimum subscription within 180 days of the effective date of the registration statement, all funds will be returned to the respective subscribers. In the event we are unable to complete the minimum subscription level, all funds will be promptly returned to the subscriber within two days of the decision that the minimum subscription level has not be reached. Subscriptions are irrevocable once accepted. The offering will be for a period of 180 days from the effective date. There are no minimum share purchase requirements for individual investors. If we fail to sell the minimum number of shares all subscriptions will be promptly refunded in full.

We will sell the shares in this offering through our directors Messr’s Bruce Jackson and Stephen Jackson. Each will contact family, friends and business associates or other interested parties who may desire to partake in the offering. Each person will be provided a copy of this registration statement. Messrs. Jackson will receive no commission from the sale of the shares nor will they register as a broker-dealer.

Concurrent with this offering, we are registering 1,100,000 shares of common stock for sale by the selling shareholders. We will receive no proceeds from the sale of the shares by the selling shareholders. The shares are being registered to permit public secondary trading of the shares that are being offered by the selling shareholders as named in this prospectus. The offering by the selling shareholders will be for a period of 180 days from the effective date. The actual number of shares sold will vary depending upon the future decisions of the selling security holders. The percentage of shares outstanding that are being registered under this offering represents between 29.2 percent (minimum subscription) and 43.1 percent (maximum) of the currently issued and outstanding share capital. The percentage of shares outstanding that are being offered by the selling shareholders represents 15.3% of the currently issued and outstanding share capital. The selling shareholders will be responsible for the sale of their shares and we do not anticipate that Osprey, its officers or directors will be involved with the sale of the shares of the selling shareholders. As a result of the fiduciary duty of the officers and directors due to Osprey, in the event that the selling shareholders request assistance in the sale of their shares that assistance will only be provided once Osprey has completed its offering.

The purchase of the securities offered through this prospectus involves a high degree of risk. You should carefully read and consider the section of this prospectus entitled “Risk Factors” beginning on page 6 of this prospectus before buying any shares of our common stock.

	Aggregate Offering Price		Net Proceeds to Osprey *
Price Per Share	Minimum	Maximum	Minimum	Maximum
Common stock offered by Osprey - $0.05	$50,000	$100,000	$40,000	$90,000
Common stock offered by selling shareholders - $0.05	$55,000	$55,000	Nil	Nil
Totals	$105,000	$155,000	$40,000	$90,000

* $10,000 of the gross proceeds will be used to pay the costs of this offering.

The sale of shares by the selling shareholders is not contingent upon Osprey selling the minimum offering. We have no reason to believe we will be approaching the same potential investors as the selling shareholders. There are no provisions preventing the selling shareholders from selling their shares concurrent with our primary offering. We do not believe that there will be any impact on our ability to sell shares under this offering during a coincident secondary offering by the selling shareholders.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

There are no minimum share purchase requirements for individual investors.

The information in this prospectus is not complete and may be changed. Neither we, nor the selling shareholders may sell these securities until the registration statement filed with the Securities & Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

The date of this prospectus is April 10, 2008.

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Summary of Prospectus

This summary provides an overview of selected information contained in this prospectus. It does not contain all the information you should consider before making a decision to purchase the shares we or our selling shareholders are offering. You should very carefully and thoroughly read the more detailed information in this prospectus and review our financial statements and all other information that is incorporated by reference in this prospectus before making an investment decision to purchase our common stock.

All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated.

Overview of Our Business

We are a start-up, exploration stage corporation engaged in the search for gold. Our sole asset is an option agreement to acquire, through a two-phase exploration program, a 25% interest in a gold exploration property in north-western Jiangxi Province, China consisting of a mining claim block covering 3.73 sq. km or 921 acres. We have no property other than an option to acquire an interest in the property.

Summary Financial Information

As of November 30, 2007, the date of management’s most recent financial statements, Osprey had raised $27,000 through the sale of common stock and expended $ 24,715 in initial start-up expenses plus an additional $300 in contributed costs for gross expenditures of $ 25,015. To the date of this prospectus we have not yet generated or realized any revenues from our business activities.

Summary Balance Sheet

Balance Sheet	As of November 30, 2007
Total Assets	$11,685
Total Liabilities	$9,400
Shareholder’s Equity	$2,285

Operating Data	Six Months Ending November 30, 2007
Revenue	$0
Total Expenses	$12,613
Net Loss	$12,613
Net Loss Per Share	$0.002

Operating Data	May 17, 2006 (inception) through November 30, 2007
Revenue	$0
Total Expenses	$25,015
Net Loss	$25,015
Net Loss Per Share	$0.003

About Osprey Ventures, Inc.

We were incorporated in the State of Wyoming on May 17, 2006 and established a fiscal year end of May 31. Our administrative office is located at 88 West 44th Avenue Vancouver, B.C. Canada V5Y 2V1 and our telephone number is (604) 738-0540. We may also be reached by e-mail at “ospreyventures@gmail.com”. Our registered statutory office is located at 1620 Central Avenue, Suite 202, Cheyenne, Wyoming 82001.

Our business plans for the current fiscal year through May 31, 2008 and the following six months to November 30, 2008 are detailed in the Management Discussion and Analysis on page 42.

The Offering

The following is a brief summary of this offering.

We will sell the shares in this offering through our directors, Mr. Bruce D. Jackson and Mr. Stephen B. Jackson. They will receive no commission from the sale of the shares nor will they register as a broker-dealer We have no intention of inviting broker-dealer participation in this offering. We will also distribute the prospectus to potential investors and to our friends and relatives who are interested in us and a possible investment in the offering.

Securities being offered: • By Osprey • By the selling shareholders	• 1,000,000 shares minimum and up to a maximum of 2,000,000 shares of common stock • 1,100,000 shares of common stock
Offering price per share by Osprey and selling shareholders	$0.05 per share
Offering period:	The shares are being offered both by Osprey and the selling shareholders for a period not to exceed 180 days.
Net proceeds to Osprey:	Approximately $40,000 minimum and up to $90,000 maximum. We will not receive any of the proceeds from the sale of the selling shareholders’ shares.
Use of proceeds:	We will use the proceeds to pay for offering expenses, exploration and working capital. See “Use of Proceeds”.
Number of shares outstanding before the offering:	7,200,000
Number of shares outstanding after the offering:	8,200,000 minimum and 9,200,000 maximum.

RISK FACTORS

Glossary of Exploration Terms

The following terms, when used in this registration statement, have the respective meanings specified below:

Development

Preparation of a mineral deposit for commercial production, including installation of plant and machinery and the construction of all related facilities. The development of a mineral deposit can only be made after a commercially viable mineral deposit, a reserve, has been appropriately evaluated as economically and legally feasible.

Diamond drill

A type of rotary drill in which the cutting is done by abrasion rather than percussion. The cutting bit is set with diamonds and is attached to the end of long hollow rods through which water is pumped to the cutting face. The drill cuts a core of rock, which is recovered in long cylindrical sections an inch or more in diameter.

Exploration	The prospecting, trenching, mapping, sampling, geochemistry, geophysics, diamond drilling and other work involved in searching for mineral bodies.

Mineral	A naturally occurring inorganic element or compound having an orderly internal structure and characteristic chemical composition, crystal form and physical properties.

Mineral Reserve	A mineral reserve is that part of a deposit which could be economically and legally extracted or produced at the time of the reserve determination.

Mineralization	Rock containing an undetermined amount of minerals or metals.

Oxide

Mineralized rock in which some of the original minerals, usually sulphide, have been oxidized. Oxidation tends to make the mineral more porous and permits a more complete permeation of cyanide solutions so that minute particles of gold in the interior of the minerals will be more readily dissolved.

Trenching	The digging of long, narrow excavation through soil, or rock, to expose potential mineralization for geological examination or assays.

Waste	Material that is too low in grade to be mined and milled at a profit.

An investment in these securities involves an exceptionally high degree of risk and is extremely speculative. The following risk factors reflect the potential and substantial material risks which could be involved if you decide to purchase shares in this offering. An investment in our securities involves a high degree of risk. You should consider carefully the risks described below, which we believe represent all the material and reasonably foreseeable risks related to the offering, together with the other information contained in this prospectus, before making a decision to invest in our units. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks described below.

Risks Associated with Osprey Ventures, Inc., Our Financial Condition and Our Business Model

1. Because our auditors have issued a going concern opinion and because our officers and directors have not indicated a willingness to loan any money to us, it is likely we will not be able to achieve our objectives and will have to cease operations unless we raise a minimum of $50,000, gross, from this offering.

Our auditors have issued a going concern opinion. This means that there is doubt that we can continue as an ongoing business for the next twelve months. Because our officers and directors are unwilling to loan or advance any additional capital to us, we believe that if we do not raise at least $50,000, gross, from our offering, we will have to suspend or cease operations within twelve months.

2. We are an exploration stage corporation, lack a business history and have losses that we expect to continue into the future. If the losses continue we will have to suspend operations or cease functioning.

We were incorporated on May 17, 2006 and we have not started our proposed business or realized any revenues. We have no business history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $25,015. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

  our ability to find a profitable exploration property;
  our ability to generate revenues; and
  our ability to reduce exploration costs.

Based upon current plans, we expect to incur losses in future periods. This will happen because there are expenses associated with the exploration of our optioned property. We may not be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

Potential investors should be aware of the difficulties normally encountered by a new enterprise and the high rate of failure of such enterprises. The potential for future success must be considered in light of the problems, expenses, difficulties complications and delays encountered in connection with the development of a business in the area in which we intend to operate and in connection with the formation and commencement of operations of a new business in general. These include, but are not limited to, competition and additional costs and expenses that may exceed current estimates. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and there can be no assurance that we will generate significant operating revenues in the future or ever achieve profitable operations.

3. We have no known mineral reserves and we may not find any gold or if we find gold it may not be in economic quantities. If we fail to find any gold or if we are unable to find gold in economic quantities, we will have to cease operations.

We have no known mineral reserves. Even if we find gold it may not be of sufficient quantity so as to warrant recovery. Additionally, even if we find gold in sufficient quantity to warrant recovery it ultimately may not be recoverable. Finally, even if any gold is recoverable, we do not know that this can be done at a profit. Failure to locate gold deposits in economically recoverable quantities will cause us to cease operations.

4. We require substantial funds merely to determine if mineral reserves exist on our optioned property.

Any potential development and production of our exploration properties depends upon the results of exploration programs and/or feasibility studies and the recommendations of duly qualified engineers and geologists. Such programs require substantial additional funds. Any decision to further expand our plans on these exploration properties will involve the consideration and evaluation of several significant factors including, but not limited to:

  Costs of bringing the property into production including exploration work, preparation of production feasibility studies, and construction of production facilities;
  Availability and costs of financing;
  Ongoing costs of production;
  Market prices for the products to be produced;
  Environmental compliance regulations and restraints; and
  Political climate and/or governmental regulation and control.

5. Good title to the Gao Feng property is registered in the name of another person. Failure of Osprey to obtain good title to the property will result in Osprey having to cease operations.

Title to the property we intend to explore is not held in our name but rather that of Jiujiang Gao Feng Mining Industry Limited Company (Jiujiang”), a corporation resident in the People’s Republic of China. In the event Jiujiang were to grant another person a deed of ownership which was subsequently registered prior to our deed, the third party would obtain good title and we would have nothing. Similarly, if it were to grant an option to another party, that party would be able to enter the property, carry out certain work commitments and earn right and title to the property and we would have little recourse as we would be harmed, will not own any property and would have to cease operations. The option agreement does not specifically reference these risks or the recourse provided. Although we would have recourse against Jiujiang in the situations described, there is a question as to whether that recourse would have specific value.

6. Currently Osprey has no right to the Gao Feng property. In order to exercise its rights under the option agreement we must incur certain exploration costs and make royalty payments. Failure by Osprey to incur the exploration expenditures or to make the royalty payments will result in forfeiture of Osprey’s right to acquire a 25% interest in the property.

Under the terms of the option agreement, Osprey has the right to acquire a 25% interest in the right and title to the Gao Feng property upon incurring exploration expenses on the property of a minimum of $20,000 by May 31, 2008, incurring additional exploration expenses in the amount of $40,000 by May 31, 2009 and making annual advance on royalty payments in the amount of $25,000 commencing May 31, 2010. Failure by Osprey to make any of the payments or to incur the required exploration expenses will result in the loss of the option to acquire an interest in the property. Should we lose the option to acquire an interest in the property, Osprey would have to cease operations.

7. If we decide not to complete both phases of our exploration program or should we decide that further exploration is not feasible we will have to cease operations and will go out of business.

Osprey’s exploration plan consists of two phases. Commencement of the second phase is dependent on favourable completion of the first phase and securing sufficient funding for phase II. Should Osprey, for any reason, decide not to proceed with phase II of the exploration program, we will have to cease our business plan.

It will be necessary to analyze the data following each of the phases of the exploration program and come to a decision that further work is, or is not, warranted and that such work is likely, or not likely, to add value to the property prior to any decision being made as to proceeding to the next phase. In the event that the geoscientist who supervises the phase I program recommends in his written report, based on his evaluation of the results, that the property lacks merit and no further value would be obtained by proceeding with phase II, then a decision to not proceed with phase II would be made. Such a decision would not be made arbitrarily by management.

8. Management will devote only a limited amount of time to Osprey’s business. Failure of our management to devote a sufficient amount of time to our business plans will adversely affect the success of our business.

Because Mr. Bruce Jackson, our President and CEO, will be devoting only approximately 6 hours per week and Mr. Stephen Jackson, our Secretary-Treasurer will also be devoting approximately the same time to our business plans our business may suffer. As a result, exploration of the property may be periodically interrupted or suspended. Interruptions to or suspension of our exploration program may cause us to cease operations.

9. Our proposed business may be construed as being commensurate in scope with the uncertainty associated with a blank-check corporation.

Osprey Ventures, Inc. is an exploration stage corporation. We have no revenues, contracts or agreements with customers or suppliers and have conducted little business activity other than for the raising of initial seed capital and the filing of this registration statement. We have only $11,685 in total assets. However, because we have a specific business plan and a geological report prepared by an independent professional geoscientist with specific time lines and costs we believe we do not meet the criteria for the application of Rule 419, the blank check corporation prohibition of the Act.

Bruce D. Jackson, our senior officer and a director is currently a director of Envirotech, LLC. Stephen B. Jackson has acted , in an interim capacity, as an officer and director of Alternate Energy Sources Inc., GoFish Corporation (formerly Unibio Inc.) and Kreido Biofuels, Inc. (formerly Gemwood Productions, Inc.) during their reorganization and mergers. He was never a principal or shareholder of any of the above. He became involved at the request of previous management who believed they had failed in their formative business plans and the company required reorganization. Neither of the latter two were successful enterprises in their founding business plans. Although we have a specific business plan, investors should be aware that as a exploration phase entity there is a risk that Osprey’s business plan may not be successful in which case you may lose all of your investment.” Further information is provided on page 38 under the heading “Directors, Officers, Promoters and Control Persons

10. The probability of an individual prospect ever having reserves is extremely remote.

The worldwide mining industry is founded upon small parcels of land being explored by junior exploration entities while the chance of finding reserves on any individual prospect is almost infinitesimal. It is not uncommon to spend millions of dollars on a potential project, complete many phases of exploration and still not obtain reserves that can be economically exploited. Therefore, the chances of Osprey’s property having mineral reserves is remote.

11. Management lacks formal training in mineral exploration.

Our officers and directors have no professional accreditation or formal training in the business of exploration. With no direct training or experience in these areas our management may not be fully aware of many of the specific requirements related to working within this industry. Decisions so made without this knowledge may not take into account standard engineering management approaches that experienced exploration corporations commonly make. Consequently, our business, earnings and ultimate financial success could suffer irreparable harm as a result of management’s lack of experience in the industry. For this reason we will retain such technical experts as are required to provide professional and technical guidance.

12 Our common stock is classed as a “penny stock”. Trading of our stock may be restricted by the SEC's penny stock regulations which may limit a stockholder's ability to buy and sell our stock.

Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) impose sales practice and disclosure requirements on certain brokers-dealers who engage in transactions involving a “penny stock.” The SEC has adopted regulations which generally define "penny stock" to be any equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our common stock is covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules may discourage investor interest in and limit the marketability of our common stock.

In addition to the "penny stock" rules, the National Association of Securities Dealers (the “NASD”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

13. We will be required to evaluate our internal controls under Section 404 of the Sarbanes-Oxley Act of 2002, and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on the price of our shares of common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we expect that beginning with our annual report on Form 10-K for the fiscal year ended after December 15, 2007, we will be required to furnish a report by management on our internal controls over financial reporting. Such report will contain among other matters, an assessment of the effectiveness of our internal control over financial reporting, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by our management. Such report must also contain a statement that our auditors have issued an attestation report on our management’s assessment of such internal controls. Public Corporation Accounting Oversight Board Auditing Standard No. 2 provides the professional standards and related performance guidance for auditors to attest to, and report on, our management’s assessment of the effectiveness of internal control over financial reporting under Section 404.

We have not yet commenced compiling the system and process documentation and performing the evaluation needed to comply with Section 404 due to the high costs and challenges. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, we may identify one or more material weaknesses in our internal control over financial reporting, in which case we may not be able to assert that our internal controls are designed and operating effectively. If we are unable to assert that our internal control over financial reporting is effective as of December 15, 2007 (or if our auditors are unable to attest that our management’s report is fairly stated or they are unable to express an opinion on the effectiveness of our internal controls), we could lose investor confidence in the accuracy and completeness of our financial reports, which would have a material adverse effect on our stock price.

Failure to comply with the new rules may make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage and/or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors, or as executive officers.

14. Because we are small and poorly capitalized, we must limit our exploration. This may prevent us from realizing any revenues and you may lose your investment as a result.

Because we are small and do not have much capital, we must limit the time and money we expend on exploration of interests on the optioned property. In particular, we may not:

  spend as much money as we would like to explore the property on which we own or share mining interests;
  devote the time we would like to explore the property on which we own or share mining interests.;
  rent the quality of equipment we would like to have for exploration;
  have the number of people working on the property on which we own or share mining interests that we would like to have.

By limiting our operations, it may take longer and cost more to explore our optioned property and decrease the likelihood of finding minerals, if they exist.

Risks Associated with this Offering

1. Because Osprey’s existing shareholders are risking a small amount of capital, while you on the other hand are risking up to $100,000, if our business fails you will absorb most of our loss.

Our existing shareholders will receive a substantial benefit from your investment. You, on the other hand, will be providing almost all of the capital necessary for our exploration program. As a result, if we cease business for any reason, you will lose your investment of up to $100,000 while our existing shareholders will only lose $27,000.

2. Because there is no public trading market for our common stock, you may not be able to resell your stock. Even if a market does develop you may not be able to sell your stock for the same amount you originally paid.

There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale. Although we currently plan to apply to have our common stock quoted on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part, our common stock may never be quoted or, even if quoted, a market for our common stock may never materialize. If our common stock is not quoted on the OTC BB or if a public market for our common stock does not develop, investors may not be able to resell the shares of our common stock that they have purchased.

3. After the offering, existing shareholders will still be able to elect all of our directors and control our business. Investors may find that the decisions of our directors are inconsistent with the best interest of all shareholders.

Even if we sell all 2,000,000 shares of common stock in this offering, our current shareholders will still own 7,200,000 shares and will continue to control us. As a result, after completion of this offering, regardless of the number of shares we sell, current shareholders will be able to elect all of our directors and control our business. Current shareholders may elect directors who may undertake actions that are in the interests of the existing shareholders and be to the detriment of new investors. For example, this could occur in the event of a dilution as there are no pro-rata offering restrictions in our Articles or Bylaws.

Bruce Jackson and Stephen Jackson, our executive officers and directors, currently control approximately 69.4% of our issued and outstanding shares of common stock. As the holder of a majority of our outstanding shares, in accordance with our Articles of Incorporation and Bylaws, they are able to control who is elected to our Board of Directors. As our directors, they are able to control who is appointed as our executive officers; thus, they are currently able to control the management of our corporation. In addition, Messrs. Jackson and Jackson will have the ability to, by themselves, approve most corporate actions requiring director or shareholder approval, including fundamental corporate changes, the setting of executive compensation, and the approval of corporate transactions. The interests of Messrs. Jackson and Jackson may not, at all times, be the same as that of other shareholders, and as such, their reliance on them as the sole executive officers and directors of our corporation may be disadvantageous to our minority stockholders.

We do not have any policies in place to protect our minority shareholders from any unilateral actions that may be taken by Messrs. Jackson and Jackson.

4. As a result of the concurrent offering by selling shareholders and Osprey, the offering by Osprey may not be fully subscribed.

Osprey and the selling shareholders will be offering their shares at the same time. The sale of shares by the selling shareholders is not contingent upon the Corporation selling the minimum offering. While we do not believe we will be approaching the same potential investors, it is possible that we will and, therefore, if there is a conflict, it is possible that we may not be able to fully subscribe our offering.

5. Investors cannot withdraw their subscription; any and all funds received until the minimum subscription is reached will be held in an escrow account based on an escrow agreement between Osprey and Redekop Law Corporation. Although there is a minimum total number of shares that must be sold, we will not refund any money to you if we raise in excess of the minimum subscription. If we fail to start or complete our exploration program it is unlikely we will be able to raise additional financing in which case we will cease functioning.

Upon receipt, all funds provided to Osprey as subscriptions will be promptly deposited into an escrow account. All subscriptions will be held in an escrow account maintained by Redekop Law Corporation until such time as the minimum subscription level has been reached. The funds will be held by Redekop Law Corporation and will be controlled by Mr. Bruce Redekop until such time as the minimum subscription level has been reached. They will then be released to Osprey and used as indicated herein. The escrow agreement and the subscription agreement each state that should we not complete the minimum subscription within 180 days of the effective date of the registration statement, all funds will be returned to the respective subscribers.

There is a minimum number of 1,000,000 shares that must be sold in this offering. Any money we receive will be immediately appropriated by us if we sell in excess of the minimum subscription level. No money will be refunded to you if we sell the minimum. If we sell less than the minimum all of the subscribed for funds will be fully refunded. There are no minimum share purchase requirements for individual investors.

Risks Associated With Doing Business in China

Various matters that are specific to doing business in China may create additional risks or increase the degree of such risks associated with our business activities. These risks are discussed below.

1. Our business operations will be based in the People’s Republic of China (the “PRC” or “China”), all of our revenues, if any, will derive from China which presents issues associated with economic, political and social changes that may occur in a rapidly developing country.

Our business operations will be located in, and our revenues, if any, derived from activities in the PRC. Initially, prior to the exercise of the option, our operations in China will be conducted through and with the assistance of Jiujiang, a Chinese company and our partner. Accordingly, our business, financial condition and results of operations could be significantly and adversely affected by economic, political and social changes in China. The economy of China has traditionally been a planned economy, subject to five-year and annual plans adopted by the state, which set down national economic development goals. Since 1978, the central government has been moving the economy from one that is planned to a more open, market-oriented system. Economic development is following a model of market economy under socialism. Under this direction, they are expected to continue to strengthen China’s economic and trading relationships with foreign countries; business development in the PRC is expected to follow market forces and the rules of market economics. However, the Chinese government continues to play a significant role in regulating industry by imposing industrial policies. In addition, there is no guarantee that a major turnover of senior political decision makers will not occur, or that the existing economic policy of the PRC will not be changed. A change in policies could adversely affect our interests in China by changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports and sources of supplies, or the expropriation of private enterprises.

Failure to comply with applicable laws, regulations, and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations. Amendments to current laws, regulations and permits governing operations and activities of companies engaged in mineral resource exploration and development, or more stringent implementation thereof, could have a material adverse impact on our operations and cause increases in capital expenditures or production costs or reduction in levels of production at producing properties or require abandonment or delays in development of new mining properties. The property interests and potential property rights involve various Chinese state-sector entities whose actions and priorities may be dictated by government policies, instead of purely commercial considerations. While we believe that Jiujiang is operating in compliance with all applicable rules and regulations we are unable to independently verify such.

Additionally, corporations (such as an established subsidiary or Chinese joint venture (“CJV”) with a foreign ownership component may be required to work within a framework which is different to that imposed on domestic Chinese companies. The Chinese government is opening up opportunities for foreign investment in mining projects and this process is expected to continue. However, if the government should reverse this trend and impose greater restrictions on foreign corporations, our business and future earnings could be negatively affected.

Failure to understand and adapt to Chinese standards and laws may cause us to break laws which may result in our having to cease operations and go out of business.

2. The Chinese legal system is different from the U.S. justice system. Most of the material agreements to which we or our affiliates are party or will be party in the future with respect to mining assets in the PRC are expected to be governed by Chinese law and some may be with Chinese governmental entities. The Chinese legal system embodies uncertainties that could limit the legal protection available to Osprey and its shareholders. The outcome of any litigation may be more uncertain than usual because: (i) the experience of the Chinese judiciary is relatively limited, and (ii) the interpretation of China’s laws may be subject to policy changes reflecting domestic political changes.

(a) Legal System - The Chinese legal system is a civil law system based on written statutes. Unlike common law systems (the system in the U.S.), it is a system in which decisions in earlier legal cases do not generally have precedential value. The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements remain relatively recent and are evolving rapidly; their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors such as the right of foreign invested enterprises to hold licenses and permits such as business licenses. Because all of our assets are located outside the U.S., it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against us or any of these persons or entities.

(b) Limited Interpretation - The laws that do exist are relatively recent and their interpretation and enforcement involve uncertainties, which could limit the available legal protections. Even where adequate Chinese law exists it may be impossible to obtain swift and equitable enforcement of such law or to obtain enforcement of judgments by a court of another jurisdiction. The inability to enforce or obtain a remedy under such agreements would have a material adverse impact on our operations.

The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial property or to resolve commercial disputes is unpredictable. If our new business ventures are unsuccessful, or other adverse circumstances arise from these transactions, we face the risk that the parties to these ventures may seek ways to terminate the transactions, or, may hinder or prevent us from accessing important information regarding the financial and business operations of these companies. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance or to seek an injunction, in either of these cases, may be severely limited and without a means of recourse by virtue of the

Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

(c) Taxation - Many tax rules are not published in China and those that are published can be ambiguous and contradictory, leaving a considerable amount of discretion to local tax authorities. China currently offers tax and other preferential incentives to encourage foreign investment. However, the tax regime of the PRC is undergoing review and there is no assurance that such tax and other incentives will continue to be available. There is also no guarantee that the pursuit of economic reforms by the State will be consistent or effective and as a result, changes in the rate or method of taxation, reduction in tariff protection and other import restrictions, and changes in state policies affecting the mining industry may have a negative effect on our operating results and financial condition.

3. Although China has enacted environmental protection legislation to regulate the mining industry, due to the very short history of this legislation, national and local environmental protection standards are still in the process of being formulated and implemented.

Chinese legislation provides for penalties and other liabilities for the violation of environmental protection standards and establishes, in certain circumstances, obligations to rehabilitate current and former facilities and locations where operations are being or have been conducted.

We believe that there are no outstanding notices, orders or directives from central or local environmental protection agencies or local government authorities alleging any breach of national or local environmental quality standards by Jiujiang or any other party in respect of our optioned property. Although both we and Jiujiang intend to fully comply with all environmental regulations, there is a risk that permission to conduct exploration and development activities could be withdrawn temporarily or permanently where there is evidence of serious breaches of such standards. In addition, given the relative lack of precedents in enforcing the new environmental protection laws, there are no guarantees that the laws or the interpretation of the laws or regulations will not materially change causing us to have to cease operations in China.

4. Because we have relied on others for the information upon which our decision to enter into a project in China is based we cannot be certain that our understanding of the laws, rules and regulations is not flawed.

While the information contained herein regarding the PRC has been obtained from a variety of sources, including government and private publications, independent verification of this information is not available and there can be no assurance that the sources from which it is taken or on which it is based are wholly accurate or reliable. A material misinterpretation may cause us to lose our option or to have to cease operations in China.

5. Because the ownership and regulation of mineral resources is subject to extensive government regulation we cannot assure investors that required approvals, licenses and permits will be granted, or if granted, such will occur in a timely manner.

Ownership of all land in China remains with the State and the State, at the national, regional and local levels, is extensively involved in the regulation of exploration and mining activities. Transfers of exploration and exploration rights are also subject to governmental approval. Failure or delays in obtaining necessary approvals could have a materially adverse affect on our financial condition and results of operations. Nearly all mining projects in the PRC require government approval. There can be no certainty that any such approvals will be granted (directly or indirectly) to Jiujiang or any subsidiary or CJV we may jointly establish in a timely manner, or at all. There is no assurance that our mineral exploration and development activities will result in any discoveries of commercial bodies of ore. The long-term profitability of our operations will in part be directly related to the costs and success of our exploration programs, which may be affected by a number of factors. Failure to obtain such licences and permits as are required will cause us to cease operations in China.

6.. Title to the Gao Feng property is registered in the name of another entity in a foreign jurisdiction. Our failure to obtain good title to the property will result in our having to cease operations in China.

Our ability to carry out successful mining activities will depend on a number of factors. One of the most critical factors will be our ability to obtain tenure to the property. While commitments to transfer or issue required permits and licences may have been made by the relevant statutory bodies and the vendor, the transfer or issuance of any such licenses must be in accordance with Chinese law and in particular the relevant mining legislation. Conditions imposed by the government as well as mining legislation generally must also be complied with. No assurances can be given that these tenures will be granted to us through a subsidiary or CJV, or if they are granted, that the new entity will be in a position to comply with all conditions that are imposed. In the event that they are not granted we will be forced to cease operations in China.

Furthermore, while it is common practice that permits and licenses may be renewed or transferred into other forms of licenses appropriate for ongoing operations, no assurance can be given that a renewal or a transfer will be granted to us or our subsidiary or CJV, or, if they are granted, that we will be in a position to comply with all conditions that are imposed. Management believes that Jiujiang has taken reasonable measures to ensure that the relevant permits have been duly approved by and registered with all relevant authorities in accordance with the laws and regulations in effect at the time and that Jiujiang is the registered owner of the permits.

As of the date of this registration statement no legal opinion has been obtained relating to the properties, permits or licences over which we, through Jiujiang, have or may acquire an interest.

Jiujiang’s permit expires in December, 2008 and management has received a copy of the exploration permit in respect of the property. While we will, with the assistance of Jiujiang, take all steps necessary or possible to renew these permits, there is no guarantee that such renewal attempts will be successful. To the best of our knowledge none of the property interests underlying the Gao Feng permit has been surveyed to establish boundaries. There can be no assurance that any governmental authority in China could not significantly alter the conditions of or revoke the applicable exploration or mining authorizations held by Jiujiang or that our interest in such properties will not be challenged or impugned by third parties or governmental authorities.

In addition, there can be no assurance that the property or other assets in which the we have an interest are not subject to prior unregistered agreements, transfers, pledges, mortgages or property and title may be affected by undetected defects. It is difficult to verify that no agreements, transfers, property, mortgages, pledges or other encumbrances exist given the state of the legal and administrative systems in the PRC.

In the event that good title cannot be achieved or the required permits are not available or are denied for whatever reason we will have to terminate operations in China.

7. We must comply with the Foreign Corrupt Practices Act and if our personnel or agents are determined to have engaged in certain practices, we could suffer severe penalties and possibly lose our investments in China.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits United States corporations from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign corporations, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in China. If our competitors engage in these practices they may receive preferential treatment from personnel of some corporations, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we have informed our personnel and current agents that such practices are illegal, we cannot assure that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties including the loss of our Chinese investments which would effectively cause us to cease business operations.

Cautionary Statement Regarding Forward-Looking Statements

Certain discussions in this prospectus may contain “forward-looking statements” that involve risks and uncertainties. These statements relate to future events or future financial performance. A number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us in this prospectus.

Forward-looking statements are often identified by words like “believe”, “expect”, “estimate”, “anticipate”, “intend”, “project” and similar expressions or words which, by their nature, refer to future events. In some cases, you can also identify forward-looking statements by terminology such as “may”, “will”, “should”, “plans”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology.

This prospectus contains “forward-looking information” which may include, but is not limited to, statements with respect to the following:

  future financial or operating performances of Osprey and its projects;
  the future price of gold, or other metals;
  the estimation of mineral resources and the realization of mineral reserves, if any, based on estimates;
  estimates related to costs of capital, operating and exploration expenditures;
  requirements for additional capital;
  government regulation of exploration activities operations, environmental risk and, as applicable, reclamation and rehabilitation expenses;
  title disputes or claims;
  limitations of insurance coverage; and
  the timing and possible outcome of pending regulatory and permitting matters.

These statements which reflect the current view of management are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” beginning on page 6, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In addition, you are directed to factors discussed in “Business” beginning on page 28, “Management's Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 42 as well as those discussed elsewhere in this prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

As used in this registration statement, the terms “we”, “us”, “our”, and “Osprey” mean Osprey Ventures, Inc., unless otherwise indicated.

Foreign Currency and Exchange Rates

Our financial statements are stated in United States Dollars (US$) and are prepared in accordance with United States Generally Accepted Accounting Principles. All references to “common shares” refer to the common shares in our capital stock.

Our optioned mineral exploration property is located in China and costs expressed in the geological report on the property are expressed in Renminbi (“RMB”) (Yuan). For purposes of consistency and to express United States Dollars throughout this registration statement, Yuan or RMB have been converted into United States currency at current rates of approximately 7.5 RMB to 1 U.S. Dollar. Our agreements and related items are all in U.S. Dollars.

USE OF PROCEEDS

Our offering is being made on a 1,000,000 share minimum and 2,000,000 share maximum basis. The net proceeds to us from the sale of up to 2,000,000 shares offered at a public offering price of $0.05 per share will vary depending upon the total number of shares sold. Regardless of the number of shares sold, we expect to incur offering expenses estimated at $10,000 for legal, accounting, printing and other costs in connection with this offering (see “Other Expenses of Issuance and Distribution” in Part II). We will not receive any proceeds from the sale of shares by the selling shareholders.

We have set a minimum 1,000,000 share sales amount based on an arbitrary management decision. We are working under a phased-in work program and a decision will be made at the end of each phase as to whether we will carry on to the work required in the next phase. Therefore, if the initial phase, or any subsequent phase, is unfavourable we will cease further work on the property. It is possible that we could cease further exploration after the expenditure of $30,000 with the completion of phase I and unfavourable results.

The table below shows how proceeds from this offering would be used for scenarios where our corporation sells various amounts of the shares and the priority of the use of net proceeds in the event actual proceeds are not sufficient to accomplish the uses set forth.

Percent of total shares offered	50%(min)	75%	100% (max)
Shares Sold	1,000,000	1,500,000	2,000,000

Gross Proceeds from offering	50,000	75,000	100,000
Less offering expenses	10,000	10,000	10,000
Net offering proceeds	40,000	65,000	90,000

Use of Net Proceeds
Phase One Exploration
Geological Surveys, Grid & related	2,100	2,100	2,100
Trenching & related	2,500	2,500	2,500
Diamond Drilling	11,100	11,100	11,100
Sample Analysis & Assays	8,500	8,500	8,500
Geological Report on Phase I	1,900	1,900	1,900
Contingencies	3,900	3,900	3,900
Sub-total – Phase I Expenses	30,000	30,000	30,000

Working Capital
Regulatory Costs (EDGAR, etc.)	1,000	1,000	1,000
Legal	1,000	1,000	1,000
Accounting	2,000	2,000	2,000
Other – Office & Miscellaneous	1,000	1,000	1,000
Reserve for Phase II (Unallocated)	5,000	30,000	40,000
Sub-total for Working Capital	10,000	35,000	45,000

Unallocated working capital *	0	0	15,000

Total Use of Proceeds	40,000	65,000	90,000

*   Our unallocated working capital at November 30, 2007 was $2,285.

The net proceeds from this offering may be as much as $90,000, assuming all shares are sold, which we can't guarantee, after deducting $10,000 for estimated offering expenses including legal and accounting fees. We will use the proceeds for exploration and working capital. Working capital includes future general non-exploration expenses and costs such as legal, accounting and filing costs associated with keeping Osprey in good standing with the appropriate regulatory authorities as well as office and related expenses and costs associated with raising additional capital for phase II, if warranted. We expect to spend between $30,000, based on completing only the first phase of a two-phase exploration program, and $80,000 to fully complete our two-phase exploration activities depending upon what we encounter in the exploration process and how far we progress on the scheduled two-phase exploration program. These sums are based on the technical report on the Gao Feng property and are a reflection of local costs for the specified type of work.

If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and can't raise it, we will have to suspend or cease operations.

Our current plans, predicated on raising at least $40,000, net, accomplished by the sale of the minimum of 1,000,000 shares of the offering as noted in the preceding table, calls only for the completion of phase I at a cost of $30,000. If phase I is not favourable, we will terminate the option on the property and cease operations. If phase I is favourable we would then proceed to phase II at an estimated cost of $50,000, which cost is, again, a reflection of local costs for the type of work program planned. We will proceed to phase II only if we are also successful in being able to secure the capital funding required to complete phase II. If phase II is not favourable, we will terminate the option on the property and cease operations. Therefore, we are expecting to expend $30,000 on phase I, if and only if, we are able to raise at least $40,000, net, the minimum subscription level.

The use of the net proceeds table above describes the expenses that will be incurred in association with phase I of the projected exploration program. Phase II of the exploration program will not be implemented until the success of phase I has been evaluated to determine whether further exploration work is warranted. For this reason we will retain as working capital any sums not utilized in phase I until further financing is obtained for phase II assuming further exploration work is warranted.

Although we have a wide ranging projected exploration program, we do not know how much money will ultimately be needed for exploration. Our portion of the required exploration work for the projected initial two-phase program may cost up to $80,000 (of a total of $320,000 by the partnership), provided that results are favourable, decisions are made and financing is available to complete both phases of the work program. Further work must then be carried out to determine the extent of the mineralization, if any, and whether it might be economically viable to mine over the long term. Therefore, total costs of exploration are not limited to the initial two-phase exploration program.

Even if mineralization is found that would indicate long term exploration of the property was warranted, we are a junior resource corporation without the necessary financial resources or contacts to be able to bring the property through the exploration stage. We would likely be required to locate working partnerships with other exploration companies and have them contribute financially to the exploration and development plans. In the long term, we could look to sell the property to a major resource development corporation with the intention of keeping a small carried interest in the property or we could sell our entire interest in the property for cash and shares.

We will not be able to conduct exploration activities unless the minimum offering of 1,000,000 shares is sold. In addition, unless the minimum offering is sold, most of our paid in capital will have been utilized to pay the expenses of this offering.

It is possible that no proceeds may be raised from this offering. If less than the minimum number of shares are sold, we will have to delay or modify our plan. There can be no assurance that any delay or modification will not adversely affect our progress. If we require additional funds, as noted above, in order to develop our plan, such funds may not be available on terms acceptable to us.

Any funds not used for the purposes indicated will be used for general working capital. If less than the entire offering is completed, funds will be applied according to the priorities outlined above. For example, if only the minimum of $40,000, net, is received, the entire amount will be applied toward the exploration program, costs of this offering and quarterly and annual reports required under the Exchange Act. In addition, most of our existing working capital will be utilized.

Our offering expenses are comprised of SEC and EDGAR filing fees, legal and accounting expenses, printing and transfer agent fees and any necessary state registration fees. Our selling directors will not receive any compensation for their effort in selling our shares.

We intend to use the proceeds of this offering in the manner set forth above. No material amount of the proceeds are to be used to acquire assets or finance the acquisition of other businesses. At present, no material changes are contemplated. Should there be any material changes in the projected use of proceeds in connection with this offering, we will issue an amended prospectus reflecting the same.

DETERMINATION OF THE OFFERING PRICE

Offering by Osprey Ventures, Inc.

There has been no public market for the common shares of Osprey. The offering price should not be regarded as an indicator of the future market price of the securities.

The price of the shares we are offering was arbitrarily determined based on our internal assessment of what the market would support in order for us to raise a minimum of $50,000 and a maximum of $100,000, gross, in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

  our lack of business history;
  the proceeds to be raised by the offering;
  the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing shareholders, and;
  our relative cash requirements; see “Plan of Distribution” beginning on page 23.

We intend to apply to have our common stock quoted on the OTC BB upon our becoming a reporting entity under the Exchange Act with the effectiveness of the registration statement of which this prospectus forms a part. If our common stock is approved for quotation on the OTC BB and a public market for our common stock develops, the actual price will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling security holders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling security holders named in this prospectus.

Offering by Selling Shareholders

The selling shareholders are free to offer and sell their common shares at such times and in such manner as they may determine. The types of transactions in which the common shares are sold may include negotiated transactions. The sales will be at the same price as the shares being offered by Osprey –$0.05 per share. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that none have entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares. We will pay all of the expenses of the selling shareholders, except for any broker dealer or underwriter commissions, which will be paid by the individual shareholder. Any commissions or profits that broker-dealers or agents receive from the resale of the shares they purchase may be deemed to be underwriting commissions and discounts under the federal securities rules and regulations. Any selling shareholder, broker-dealer or agent that is involved in this offering may be deemed to be an underwriter. None of the selling security holders are broker-dealers nor affiliates of broker-dealers.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

“Dilution” represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. “Net tangible book value” is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Because we have arbitrarily set the price higher than the book value of the existing shares, the book value of all the shares after the distribution of shares pursuant to this offering will be lower than the price of the shares pursuant to this offering. Dilution of the value of the shares you purchase is a result of the lower book value of the shares held by our existing shareholders.

Our net book value prior to the offering, based on our November 30, 2007 financial statements was approximately $2,285 or $0.0003 per common share. Prior to selling any shares in this offering, we had 7,200,000 shares of common stock outstanding comprised of 5,000,000 shares, at a price of $0.001 per share, which were purchased by the two founding shareholders (as to 2,500,000 each) for $5,000 in cash and 2,200,000 shares which were purchased by eight individuals for $22,000 in cash, at a price of $0.01

All placees to the private placement were either business associates, family or friends of the directors; Dana Jackson is the sister of Bruce and Stephen Jackson; otherwise there is no affiliation between Messrs. Jackson & Jackson and any other shareholder to the private placement. Pashleth Investments Ltd. is classed as a sophisticated investor; the balance are not. They do not act in concert in any way, shape or form in their holding of securities and each maintains his own account and broker-dealer relationship(s). Messrs. Jackson & Jackson identified all the purchasers and personally contacted each. All were provided with an Offering Memorandum in accordance with the rules of the B.C. Securities Commission.

We are now offering a minimum of 1,000,000 shares and a maximum of 2,000,000 shares at a price of $0.05 per share. If all the shares being offered are sold, we will have 9,200,000 shares outstanding upon completion of the offering. Our post offering pro forma net book value, which gives effect to the receipt of the net proceeds from the offering on all shares sold but does not take into consideration any other changes in our net tangible book value is reflected in the following table which sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing shares based upon various levels of sales achieved:

Dilution Table

Percent of Offering Sold		50% (Min)	75%	100% (Max)
Shares sold		1,000,000	1,500,000	2,000,000
Public offering price/share		$0.05	$0.05	$0.05
Net tangible book value/share prior to offering		$0.0003	$0.0003	$0.0003
Net proceeds *		$40,000	$65,000	$90,000
Total shares outstanding		8,200,000	8,700,000	9,200,000
Increase due to new shareholders	Per Share	$0.0048	$0.0074	$0.0097
	Total $	$50,000	$75,000	$100,000
Dilution to new shareholders	Total $	$44,800	$63,300	$80,000
	Per share	$0.0448	$0.0423	$0.0400
	%	89.7%	84.5%	79.9%
Post offering net tangible book value/ share		$0.0052	$0.0077	$0.0100

*	It is possible that we may not sell the minimum of 1,000,000 shares, in which case the proceeds to Osprey will be $0.00.

Comparative Data

The following table sets forth with respect to existing shareholders and new investors, a comparison of the number of shares of common stock acquired from Osprey, the percentage ownership of such shares, the total consideration paid, the percentage of total consideration paid and the average price per share:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Founding shareholder If 50% sold (min) If 75% sold If 100% sold (max)	5,000,000 5,000,000 5,000,000	61.0 57.5 54.4	$4,000 $4,000 $4,000	6.5 4.9 3.9	$0.001 $0.001 $0.001
Existing shareholders If 50% sold (min) If 75% sold If 100% sold (max)	2,200,000 2,200,000 2,200,000	26.8 25.3 23.9	$9,000 $9,000 $9,000	28.6 21.6 17.3	$0.01 $0.01 $0.01

New shareholders If 50% sold (min) If 75% sold If 100% sold (max)	1,000,000 1,500,000 2,000,000	12.2 17.2 21.7	$50,000 $75,000 $100,000	64.9 73.5 78.8	$0.05 $0.05 $0.05
Total If 50% sold (min) If 75% sold If 100% sold (max)	8,200,000 8,700,000 9,200,000	100% 100% 100%	$63,000 $88,000 $113,000	100% 100% 100%	$0.009 $0.012 $0.014

Upon completion of this offering, assuming all shares are sold, the net tangible book value of the 9,200,000 shares that will then be outstanding will be approximately $92,285, or $0.0100 per share. The net tangible book value of the shares held by our existing shareholders will be increased by $0.0097 per share without any additional investment on their part. You will incur an immediate dilution from $0.05 per share to $0.01 per share.

After completion of this offering, assuming all shares are sold, new shareholders will own approximately 21.7% of the total number of shares then outstanding, shares for which they will have made cash investment of up to $100,000 or $0.05 per share. Existing shareholders will own approximately 78.3% of the number of shares then outstanding, for which they will have made contributions of cash, totaling $27,000, or approximately $0.005 per share.

The following table compares differences in your investment in shares with the investment of existing shareholders.

Existing Stockholders	If 50% of offer sold [1]	If 100% of offer sold [1]

Price per Share	$0.005	$0.005
Net tangible book value before offering	$2,285	$2,285
Net tangible book value after offering	$42,285	$92,285
Increase to present Stockholders in NTBV/Share after offering	$0.0048	$0.0097
Capital contributions	$27,000	$27,000
Number of Shares Outstanding before the offering	7,200,000	7,200,000
Number of Shares after offering held by Existing Stockholders	7,200,000	7,200,000
Percentage of ownership after offering	87.8%	78.3%

Purchasers of Shares in this offering
Price per Share	$0.05	$0.05
Dilution per Share	$0.0448	$0.0400
Capital contributions	$50,000	$100,000
Number of Shares after offering held by public investors	1,000,000	2,000,000
Percentage of ownership after offering	12.2%	21.7%
Dollar dilution to new investors	$44,800	$80,000

[1]	Assuming the offering shareholders sell all of their shares being offered and do not subscribe for additional shares under this prospectus.

SELLING SECURITY SHAREHOLDERS

The selling shareholders named in this prospectus are offering 1,100,000 shares of common stock, in addition to the 1,000,000 minimum and 2,000,000 maximum shares of common stock that Osprey is offering. The shares being offered by the selling shareholders were acquired from us at a price of $0.01 per share in an offering that was exempt from registration pursuant to Regulation S or Rule 504D of the Securities Act and completed on March 23, 2007. The selling shareholders have furnished all information with respect to share ownership. The shares being offered are being registered to permit public secondary trading of the shares and each selling shareholder may offer all or part of the shares owned for resale from time to time. A selling shareholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor are the selling shareholders obligated to sell all or any portion of the shares at any time. Therefore, no estimate can be given by Osprey as to the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by the selling shareholders upon termination of the offering.

The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

  The number of shares owned by each prior to this offering;
  The total number of shares that are to be offered by each shareholder;
  The total number of shares that will be owned by each upon completion of the offering;
  The percentage owned by each upon completion of the offering; and
  The identity of the beneficial owner of any entity that owns the shares.

To the best of our knowledge, the named parties in the table beneficially own and have sole voting and investment power over all shares or rights to their shares. Also in calculating the number of shares that will be owned upon completion of this offering, we have assumed that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock and have assumed that the maximum 2,000,000 shares being offered by us and all shares being offered by the selling shareholders are sold. We have based the percentage owned by each on 9,200,000 shares, consisting of 7,200,000 shares of common stock outstanding as of the date of this prospectus plus a maximum of 2,000,000 common shares that we are intending to sell pursuant to this offering.

Name and Address of Selling Shareholder [1]	Shares Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Shareholder’s Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering [2]
James G. Shepard 708 – 1155 W. Pender Street Vancouver, B.C. V6E 2P4	300,000	150,000	150,000	1.6
Maryam Namvar 1402 – 290 Newport Drive Port Moody, B.C. V3E 5N2	250,000	125,000	125,000	1.4
Tamara Fraess 2303 – 1199 Seymour Street, Vancouver, B.C. V6B 1K3	300,000	150,000	150,000	1.6
Ron Russell 6103 West Boulevard Vancouver, B.C. V6M 3X3	300,000	150,000	150,000	1.6
Marc Branson 110 – 1861 Welch Street North Vancouver, B.C. V7P 1B7	200,000	100,000	100,000	1.1
Pashleth Investments Ltd., 2680 – 1066 W. Hastings St., Vancouver, B.C. V6E 3X2 Sole Owner: Joel Dumaresq	300,000	150,000	150,000	1.6
Dana Jackson 2842 West 49th Avenue Vancouver, B.C. V6N 3S8	300,000	150,000	150,000	1.6
Tammy McGlinn 308 - 1591 Booth Avenue Coquitlam, B.C. V3K 1B7	250,000	125,000	125,000	1.4

(1)

The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling security holders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

(2)

Applicable percentage of ownership is based on 7,200,000 common shares outstanding as of May 31, 2007, November 30, 2007 and April 10, 2008 plus any securities held by such security holder exercisable for or convertible into common shares within sixty (60) days after the date of this prospectus, in accordance with Rule 13d-3(d)(1) under the Exchange Act.

To our knowledge, none of the selling shareholders:

  Has had a material relationship with Osprey Ventures, Inc. other than as a shareholder as noted above within the last three years;
  Has ever been an officer or director of Osprey Ventures, Inc.

Dana Jackson is the sister of Messrs. Jackson and Jackson who are brothers. Mr. Joel Dumaresq, sole owner of Pashleth Investments Ltd., is the Jackson’s former brother-in-law. Otherwise, none of the selling shareholders are related to our officers and directors.

PLAN OF DISTRIBUTION, TERMS OF THE OFFERING

(a)        The Offering will be Sold by Our Directors

We are offering up to a total of 2,000,000 shares of common stock on a best efforts basis; 1,000,000 shares minimum, 2,000,000 shares maximum. The offering price is $0.05 per share. If we fail to sell the minimum number of shares all subscriptions will be promptly refunded in full. Once the minimum subscription level of 1,000,000 shares has been reached, all money received from the offering will be immediately used by us and there will be no refunds. If we fail to sell the minimum number of shares all subscriptions will be promptly refunded in full. The offering will be for a period of 180 days from the effective date. There is no minimum share purchase requirement for individual investors. Osprey’s officers and directors are permitted to purchase shares in the offering in order to reach the minimum offering amount.

We will sell the shares in this offering through our directors, Bruce D. Jackson and Stephen B. Jackson. They will receive no commission from the sale of the shares nor will they register as broker-dealers pursuant to Section 15 of the Exchange Act in reliance upon Rule 3(a)4-1 which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. Both Messrs. Jackson and Jackson satisfy the requirements of the Rule in that:

  None of such persons is subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,
  None of such persons is compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and
  None of such persons is, at the time of his participation, an associated person of a broker-dealer; and
  All of such persons meet the conditions of Paragraph (a)(4)(ii) of Rule 3(a)4-1 of the Exchange Act, in that they (A) primarily perform, or are intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) are not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

As Osprey’s directors will sell the shares being offered, Regulation M prohibits Osprey, its officers and directors from certain types of trading activities during the time of distribution of Osprey’s securities. Specifically, Regulation M prohibits our officers and directors from bidding for or purchasing any common stock or attempting to induce any other person to purchase any common stock until the distribution of securities pursuant to this offering has ended.

We have no intention of inviting broker-dealer participation in this offering.

(b)        Offering by the Selling Shareholders

This prospectus is part of a registration statement that enables the selling security holders to sell their shares on a continuous or delayed basis for a period of six months after this registration statement is declared effective. The selling security holders may sell some or all of their common stock in one or more transactions, including block transactions:

  On such public markets as the common stock may from time to time be trading;
  In privately negotiated transactions;
  Through the writing of options on the common stock;
  In short sales; or
  In any combination of these methods of distribution.

The sales price to the public is fixed at $0.05 per share until such time as the shares of our common stock are quoted on the OTC BB. Although we intend to apply to have our common stock quoted, a public market for our common stock may never materialize. If our common stock becomes quoted, then the sales price to the public will vary according to the selling decisions of each selling security holder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

  The market price of our common stock prevailing at the time of sale;
  A price related to such prevailing market price of our common stock; or
  Such other price as the selling security holders determine from time to time.

The selling security holders named in this prospectus may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as agent may receive a commission from the selling security holders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling security holders will likely pay the usual and customary brokerage fees for such services. We can provide no assurance that all or any of the common stock offered will be sold by the selling security holders named in this prospectus.

Duties of the Selling Shareholders

The selling shareholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of their common stock. The selling security holders and any broker-dealers who execute sales for the selling security holders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock and, therefore, be considered to be an underwriter, they must comply with applicable law and may, among other things:

  Not engage in any stabilization activities in connection with our common stock;
  Furnish each broker or broker-dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or broker-dealer; and
  Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

Regulation M

The selling security holders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling security holders, and that there are restrictions on market-making activities by persons engaged in the distribution of shares. We have advised the selling shareholders that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. Accordingly, the selling security holders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling security holders have been advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC. All of the foregoing may affect the marketability of the shares offered in this prospectus.

Costs of registration of common stock

Osprey is bearing all costs relating to the registration of the common stock. As of April 10, 2008, we have expended approximately $5,000 of the estimated $10,000 cost of this offering. We are bearing all costs relating to the registration of the common stock. Any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock by the selling shareholders will, however, be borne by such selling shareholders or by another party selling such common stock.

(c)        Offering Period and Expiration Date

This offering will commence on the effective date of this prospectus, as determined by the SEC and continue for a period of 180 days.

(d)        Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must execute and deliver a subscription agreement; and
  deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to “Osprey Ventures, Inc.”.

Upon receipt, all funds provided to Osprey as subscriptions will be held for two business days and then promptly deposited into Osprey’s account. In the event we are unable to complete the minimum subscription level, all funds will be promptly returned to the subscriber once the determination is made that the minimum subscription level has not been and will not be reached. No interest will be paid on the subscription funds nor will any deductions be made from the deposited funds and the full amount of the subscriber’s investment will be returned to the investor.

The terms of the subscription agreement are as follows:

  Each subscriber is to complete, execute and deliver to Osprey the subscription agreement. The Board of Directors will review the materials and, if the subscription is accepted, Osprey will execute the subscription agreement and return a copy of the materials to the investor with an acknowledgment of the acceptance of the subscription.
  Osprey shall have the right to accept or reject any subscription, in whole or in part.
  Payment for the amount of the shares subscribed for shall be made by delivery of a cheque or wire transfer of available funds to Osprey payable to “Osprey Ventures, Inc.” at the address set forth. There is a minimum of 1,000,000 shares which must be sold as a condition precedent to the closing. There are no minimum share purchase requirements for individual investors.

(e)        Right to Reject Subscriptions

Osprey maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours of our having received them.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following is a summary of the material rights and restrictions associated with our capital stock. This description does not purport to be a complete description of all of the rights of our stockholders and is subject to, and qualified in its entirety by, the provisions of our Articles of Incorporation and our Bylaws, which are included as exhibits to this Registration Statement.

(a)        Common Shares

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share. The holders of our common stock:

  have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by our board of directors;
  are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
  do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
  are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

The holders of our common stock have the right to cast one vote for each share held of record on all matters submitted to a vote of the holders of our common stock, including the election of directors. There are no special rights or restrictions of any nature attached to any of the common shares and they all rank at equal rate or "pari passu", each with the other, as to all benefits, which might accrue to the holders of the common shares. Holders of our common stock do not have cumulative voting rights in the election of directors. Pursuant to the provisions of Section 17-16-702 of the WBCA and Osprey’s Bylaw I.02, at lease twenty percent of the outstanding shares of stock entitled to vote must be present, in person or by proxy, at any meeting of the stockholders of the Corporation in order to constitute a valid quorum for the transaction of business. Actions taken by stockholders at a meeting in which a valid quorum is present are approved if the number of votes cast at the meeting in favor of the action exceeds the number of votes cast in opposition to the action, provided, however, that directors shall be elected by a plurality of the votes of the shares present at the meeting and entitled to vote. Certain fundamental corporate changes such as the liquidation of all of our assets, mergers or amendments to our Articles of Incorporation require the approval of holders of a majority of the outstanding shares entitled to vote. Holders of our common stock do not have any preemptive rights to purchase shares in any future issuances of our common stock or any other securities. All outstanding shares of our common stock are fully paid and non-assessable.

We refer you to our Articles of Incorporation and Bylaws which form a part of this registration statement and to the applicable Wyoming statutes for a more complete description of the rights and liabilities of holders of our securities.

As of May 31, 2007 and November 30, 2007, Osprey had issued 7,200,000 common shares for total consideration of $27,000. We issued 5,000,000 shares of common stock through a Section 4(2) exemption on May 31, 2006 to Bruce Jackson as to 2,500,000 common shares and to Stephen Jackson as to 2,500,000 common shares for cash consideration of $5,000. We issued 2,200,000 shares of common stock through a Regulation S offering in March, 2007 for cash consideration of $22,000 to a total of eight (8) subscribers. All of the shares issued to date are restricted and can only be transferred, mortgaged, pledged or otherwise disposed of under Rule 144.

All registered shareholders are entitled to receive a notice of any Osprey general or annual meeting to be convened. At any general meeting, subject to the restrictions on joint registered owners of common shares, on a showing of hands every shareholder who is present in person and entitled to vote has one vote, and on a poll every shareholder has one vote for each common share of which he is the registered owner and may exercise such vote either in person or by proxy. To the knowledge of the management of Osprey, at the date hereof, Messrs. Jackson and Jackson are the only persons to each exercise control, directly or indirectly, over more than 10% of Osprey’s outstanding common shares (see “Security Ownership of Certain Beneficial Owners and Management” on page 40).

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Dividends

As of the date of this registration statement, we have not paid any dividends to shareholders. There are no dividend restrictions that limit our ability to pay dividends on our common stock in our Articles of Incorporation or our Bylaws The declaration of any future dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic and other pertinent conditions. It is our present intention not to pay any dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business.

(b)        Debt Securities

As of the date of this registration statement, Osprey does not have any debt securities.

(c)        Stock Options

Osprey has no stock option plan for officers, directors, employees or consultants and no options have been issued.

(d)        Warrants

There are no outstanding warrants and no warrants have been issued.

(e)        Restricted Securities

Osprey issued 5,000,000 shares to Bruce Jackson (as to 2,500,000 shares) and to Stephen Jackson (as to 2,500,000 shares) at a price of $0.001 per share for total consideration of $5,000 in May, 2006 which were paid for in cash. Under the Securities Act, these shares can only be re-sold under the provisions of Rule 144.

When a person acquires restricted securities or holds control securities, he or she must find an exemption from the SEC's registration requirements to sell them in the marketplace. Rule 144 allows public resale of restricted and control securities if a number of conditions are met.

Restricted securities are securities acquired in unregistered, private sales from the issuer or from an affiliate of the issuer. Investors typically receive restricted securities through private placement offerings, Regulation D or Regulation S offerings or through employee stock benefit plans, as compensation for professional services, or in exchange for providing “seed money” or start-up capital to a corporation.

Under Rule 144 a shareholder, including an affiliate of Osprey, may sell shares of common stock after at least one year has elapsed since such shares were acquired from Osprey or an affiliate of Osprey. The number of shares of common stock which may be sold within any three-month period is restricted to the greater of one percent of the then outstanding shares of common stock or the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale was filed. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not an affiliate of Osprey, and who has not been an affiliate of Osprey for 90 days prior to the sale, and who has beneficially owned shares acquired from Osprey or an affiliate of Osprey for over two years may resell the shares of common stock without compliance with the foregoing requirements under Rule 144.

INTEREST OF NAMED EXPERTS AND COUNSEL

An “expert” is a person who is named as preparing or certifying all or part of our registration statement or a report or valuation for use in connection with the registration statement. “Counsel” is any counsel named in the prospectus as having given an opinion on the validity of the securities being registered or upon other legal matters concerning the registration or offering of the securities. No named expert or counsel referred to in the prospectus has any interest in Osprey. No expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in Osprey or was a promoter, underwriter, voting trustee, director, officer or employee of, or for, Osprey.

Experts

Our financial statements for the period from inception on May 17, 2006 to May 31, 2007, included in this prospectus have been audited by MacKay LLP, 1100 – 1177 West Hastings Street, Vancouver, B.C. V6E 4T5 as set forth in their report included in this prospectus. The report of MacKay LLP is included in reliance upon their authority as experts in accounting and auditing. Our financial statements for the period from inception on May 17, 2006 to November 30, 2007, included in this prospectus have been prepared by management and have not been audited.

The Report of Ores Exploration at Gao Feng Gold Mine, Jiujiang City, Jiangxi, China dated April 22, 2007 was authored by Gao Feng-Lin, Senior Engineer and Head of Mining Prospecting of Jiangxi Geological Engineering Group Company, Jiujiang City, Jiangxi, China.

Counsel

The legal opinion rendered by Jeffrey Nichols, Attorneys and Counselors At Law, of 388 Market Street, Suite 500, San Francisco, California 94111 regarding the Common Stock of Osprey Ventures, Inc. registered on Form S-1 is as set forth in their opinion letter dated August 23, 2007 included in this registration statement.

BUSINESS DESCRIPTION

(a)        Corporate Organization and History Within Last Five Years

We were incorporated in the State of Wyoming on May 17, 2006 and established a fiscal year end of May 31. Our statutory registered agent's office is located at 1620 Central Avenue, Suite 202, Cheyenne, Wyoming 82001 and our business office is located at 88 West 44th Avenue, Vancouver, B.C. V5Y 2V1. We have not had any bankruptcy, receivership or similar proceeding since incorporation. There have been no material reclassifications, mergers, consolidations or purchases or sales of any significant amount of assets not in the ordinary course of business since the date of incorporation. We have no intention of entering into a merger or acquisition within the next twelve months and we have a specific business plan and timetable to complete phase I of our exploration program based on the success of this offering.

Both Bruce D. Jackson and Stephen B. Jackson may be described as “promoters” as defined in Rule 405 of the Securities Act by virtue of their role in founding and organizing our corporation. Messrs. Jackson and Jackson have been involved in those transactions with us described under the heading “Certain Relationships and Related Transactions,” on page 46.

(b)        Business Development

On April 22, 2007, we optioned a 25 percent interest in a gold exploration and mining property referred to as the Gao Feng Mining Property in north-western Jiangxi Province, China by entering into an Option To Purchase And Royalty Agreement with Jiujiang Gao Feng Mining Industry Limited Company of Jiangxi City, Jiangxi Province, China, the beneficial owner of the property, an arms-length Chinese corporation, to acquire an interest in the property by making certain expenditures and carrying out certain exploration work.

Under the terms of the agreement, Jiujiang granted to Osprey the right to acquire 25% of the right, title and interest of Jiujiang in the property, subject to its receiving annual payments and a royalty, in accordance with the terms of the agreement, as follows:

(a)	Osprey, or its permitted assigns, contributing exploration expenditures on the property of a minimum of US $20,000 on or before May 31, 2008;

(b)

Osprey, or its permitted assigns, contributing exploration expenditures on the property of a further US $40,000 for aggregate minimum contributed exploration expenses of US $60,000 on or before May 31, 2009;

(c)	Osprey shall allot and issue 1,000,000 shares in the capital of Osprey to Jiujiang upon completion of a phase I exploration program as recommended by a competent geologist;

(d)	Osprey will pay to Jiujiang an annual royalty equal to three percent (3%) of Net Smelter Returns;

(e)	Upon exercise of the option, Osprey will pay to Jiujiang US $25,000 per annum commencing on May 31, 2010 as prepayment of the NSR; and

(f)

Osprey has the right to acquire an additional 26% of the right, title and interest in and to the Property by the payment of US $25,000 and by incurring an additional US $100,000 in exploration expenditures on the Property on or before May 31, 2010.

If the results of phase I are unfavourable, we will terminate the option agreement and will not be obligated to make any subsequent payments. Similarly, if the results of phase II are unfavourable, we will terminate the option and will not be obligated to make any subsequent payments.

To date we have not performed any work on the Gao Feng property nor have we spent any money on research and development activities.

The property is unencumbered and there are no competitive conditions which affect the property. Further, there is no insurance covering the property. We believe that no insurance is necessary since the property is unimproved and contains no buildings or improvements.

Osprey is an exploration stage corporation. There is no assurance that a commercially viable deposit exists on the property that we have under option. Further exploration will be required before an evaluation as to the economic and legal feasibility of the property is determined. We have a specific business plan to complete phase I of our exploration program based on the success of this offering and a specific timetable and have no intention of entering into a merger or acquisition within the next twelve months.

(c)        Proposed Exploration Program – Plan of Operation

Our business plan is to proceed with initial exploration of the Gao Feng mining property to determine if there are commercially exploitable deposits of gold. We plan a two-phase exploration program to properly evaluate the potential of the property. We must conduct exploration to determine if gold exists on the property and if any is found it can be economically extracted and profitably processed. We do not claim to have any ores or reserves whatsoever at this time on our optioned property.

We anticipate that our portion of the phase I planned geological exploration program on the property will cost $30,000 (which is 25% of the totally budgeted cost of $120,000) and is a reflection of local costs for the specified type of work. Phase I may require up to six weeks for the base work and an additional three to four months for analysis, evaluation of the work completed and the preparation of a report. Costs for phase I are made up of wages, fees, geological and geochemical supplies, assaying, equipment, diamond drilling and operation costs. It is our partner’s intention to carry the work out in early 2008, predicated on completion of the offering described in this registration statement. We will assess the results of this program upon receipt of an appropriate engineering or geological report. It is our intention to retain a North American educated geoscientist to evaluate and conform to American standards the phase I work program on the property and to author a report to American standards for future capital raising. We had $11,685 in cash reserves as of November 30, 2007. Accordingly, we will not be able to proceed with the first phase of the exploration program without additional financing. A detailed outline of the proposed timetable can be found on page 42 under the heading “Management’s Discussion, Analysis of Financial Condition and Results of Operations”.

If we are unable to sell any of the securities under this offering, we would be required to suspend our operations. We have not entered into any arrangements with creditors for unpaid expenses incurred in undertaking this offering.

Phase II will not be carried out until 2009 and will be contingent upon favourable results from phase I and specific recommendations of a professional geoscientist based on those results. Favourable results means that a geoscientist, engineer or other recognized professional states that there is a strong likelihood of value being added to the property by completing the next phase of exploration, makes a formal written recommendation that we proceed to the next phase of exploration, a resolution is approved by the Board of Directors indicating such work should proceed and that it is feasible to finance the next phase of the exploration. Phase II will be directed towards additional trenching on selected areas and further diamond drilling and may require up to six weeks work; total costs will be approximately $200,000, with Osprey’s portion being $50,000, comprised of wages, fees, trenching, diamond drilling, assays and related. The cost estimate is based on local costs for the specified type of efforts planned. A further three to four months may be required for analysis, evaluation of the work accomplished and the preparation of a report.

Offices

Our offices are located at 88 West 44th Avenue, Vancouver, B.C. V5Y 2V1.

(d)        Reports to Securityholders

As a result of the filing of this registration statement, Osprey is obligated to file with the SEC certain interim and periodic reports including an annual report containing audited financial statements. We will send an annual report, including audited financial statements, only to shareholders who request such.

In addition, under Section 15(d) of the Exchange Act, Osprey will be required to electronically file annual (10K) and quarterly (10Q) reports, special reports (8-K), proxy statements (14-C) and other information with the SEC through the EDGAR Internet site that contains information regarding issuers that file with the Commission. The SEC website is http://www.sec.gov and EDGAR is located at http://www.sec.gov/edgar. Further, the public may read and copy materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Osprey does not have an Internet address.

(e)        Other

Research &Development Expenditures

We have not engaged in any research and development activities since our inception and do not expect to engage in any research and development activities in the foreseeable future.

Subsidiaries

We do not have any subsidiaries.

Patents and Trademarks

We do not own, either legally or beneficially, any patents or trademarks.

DESCRIPTION OF THE PROPERTY UNDER OPTION

(a)        Exploration Properties

On April 22, 2007, we optioned a 25% interest in the Gao Feng gold property. The property is located in northwestern Jiujiang Province, China and the interest was gained by entering into an option agreement with Jiujiang Gao Feng Mining Industry Limited Company of Jiangxi City, Jiangxi, an arms-length resident of China and the beneficial owner of the property. We may acquire a 25% interest in the Gao Feng property consisting of a claim block covering 3.73 sq. km or 921 acres, through funding our portion of the costs of a planned two-phase exploration program on the property. We have no property other than an option to acquire an interest in the property.

In 2005, the current owners acquired the exclusive right to explore the property from the Chinese government. Based on previous survey work and their own investigation of the property they compiled a base geological report which was updated in 2007. Osprey has not performed an independent assessment and as such cannot verify the accuracy of any of the information provided. Jiujiang holds the rights to the property which thereby gives them or their designated agent or joint venture partner, the right to mine and recover all of the metals contained within the surface boundaries of the property continued vertically downward.

Jiujiang has granted a 25% option to Osprey to allow us to participate in the exploration, mining and recovery of any metals on the property. As with the preceding, if Jiujiang were to grant an option to another party, that party would be able to enter the property, carry out certain work commitments and earn right and title to the property; we would have little recourse as we would be harmed, would not own any property and would have to cease operations. However, in either event, Jiujiang would be liable to us for monetary damages for breach of the option agreement. The extent of that liability would be for our out of pocket costs for expenditures on the property, if any, in addition to any lost opportunity costs if the property proved to be of value in the future. Although we would have recourse against Jiujiang in the situations described, there is a question as to whether that recourse would have specific value.

Under Chinese law, if the option were to be exercised and a portion of the deed of ownership were to be recorded in our name it would be necessary that a joint venture be formed between ourselves and Jiujiang as Chinese law forbids direct foreign ownership of the property. We would have to pay to form a Chinese joint venture company which would involve establishing a subsidiary in China that would be governed solely by Chinese law and which would necessitate a board of directors, a majority of which would have to be residents of China, and obtain audited financial statements for that corporation. We have decided that in the event that gold is discovered on the property and it appears that it might be economical to remove the gold, we will form the joint venture company, record the deed of ownership and pay additional taxes. The decision is ours solely.

Location of the Property Under Option

The attached Property Location Map indicates approximately where the claim blocks are located west of Jiujiang City in north-western Jiangxi.

Physiography, Location and Access

The Gao Feng property is located 16 km northwest of Ruichang City which is approximately 400 km west of Shanghai and is governed under the Gao Fengxiang Township, Jiujiang Province.

Regional Geology

The mining area is located at the southeast edge of the Yangtze and Jiangnan platforms in the northwestern slopes of the deep fracture belts in the northwest of Jiangxi Province. The exposure of the stratums in this area is mainly in the form of metamorphic rocks which were laid down in the times of Proterozoic or Later Proterozoic Eras of the Shuangqiao Mountain Group and the Climbing Mountain Group. The geological structure is well developed and magmatic actives are frequent which has provided good formative conditions for gold ore depositions. These are all indicators of the possible presence of gold in the area of the property. Three sites of potential interest have been located on the property and received minor exploration work consisting of pitting, geology, sampling and a magnetic survey. These sites will become the focus of exploration during phase I.

In late 2006, in order to further explore and define the prospect, Jiujiang engaged the Jiangxi Geological Engineering Group Company, Jiujiang Branch, a locally based geological engineering group to develop the mining area and to expand the exploration to other sections outside the previously worked explored areas which had recently been acquired by Jiujiang.

Previous Work

No previous work has been performed on the property by Osprey.

Our Proposed Exploration Program – Plan of Operation

Our business plan is to proceed with the initial exploration of the Gao Feng property to determine if there are commercially exploitable deposits of gold and silver. Gao Feng-Lin, Senior Engineer, Jiangxi Geological

Engineering Group Company, Jiujiang Branch who graduated from Gan-Zhou Geosciences Institute, with the approximate educational equivalency of a U.S. designated geological engineer, authored the “Report of Exploration at the Gao Feng Gold Property” dated April 23, 2007 (the “Report”), in which his firm recommends a two-phase exploration program to properly evaluate the potential of the property. We must conduct exploration to determine if gold exists on the property and if any gold which is found can be economically extracted and profitably processed.

We do not claim to have any ores or reserves whatsoever at this time on our optioned property.

We anticipate that our portion of phase I of the recommended geological exploration program will cost $30,000 of a total $120,000 planned expenditure with the balance being funded by Jiujiang based on the Report which is a reflection of local costs for the specified type of operation. We had $11,685 in cash reserves as of November 30, 2007. Accordingly, we will not be able to proceed with the exploration program without additional financing.

It is our intention to retain the services of the Jiujiang Geological Engineering Group Company and Mr. Gao prior to commencement of work on the property to complete the first phase of the work program in 2008, predicated on completion of the offering described in this document. We will assess the results of this program upon receipt of the report. The cost estimates for this and other phases of the work program are based on the Report’s recommendations and reflect local costs for this type of work.

Our business plan is to proceed with initial exploration of the property to determine if there are commercially exploitable deposits of gold. We must conduct exploration to determine if gold exists on the property and if any which is found can be economically extracted and profitably processed. Initially, we will run a grid over the entire property and review maps of the results of past geological and geochemical programs correlating all past information to our grid; then we will complete a geological survey to evaluate certain specific targets previously identified.

The laying out of a grid and line cutting involves the physical cutting of any underbrush and overlay to establish an actual grid on the ground whereby items can be related one to another more easily and with greater accuracy. When we map, we essentially generate a drawing of the physical features of the land we are interested in as well as a depiction of what may have been found in relation to the boundaries of the property. So we will actually draw a scale map of the area and make notes on it as to the location where anything was found that was of interest or not.

Geophysical surveying involves the measurement of various physical properties of the rocks at the site as well as interpreting that information in terms of the structure and nature of the rock. The geoscientist will take different measurements of the various physical and geological properties of the rocks and interpret the results in terms of what we are seeking. These methods include magnetic, electrical and seismic measurements. He will then interpret all the data obtained, plot it on the map we have generated and provide his best estimate of the chances of finding gold and what additional efforts we must undertake in a follow-up phase.

Previously run magnetometer and VLF-EM (very low frequency electromagnetic surveys) will be used as an aid to mapping and structural interpretation and may assist in locating gold and serve to assist in the delineation of the various physical properties of the rock which can be used as pointers towards whether gold may be present or not. Anomalies will be evaluated closely to help in determining their economic potential.

Phase 1 will begin by establishing a base line grid with 25-meter stations and cross lines run every 50 meters for 100 meters each side of the baseline. We will then relate previous ground and airborne electromagnetic surveys over the grid. Samples taken from various locations will be tested for traces of gold, silver, lead, copper, zinc, iron and other metals; however, our primary focus is the search for gold. We will then compare relative concentrations of gold, silver, lead and other indicator metals in samples so the results from different samples can be compared in a more precise manner and plotted on a map to evaluate their significance. These surveys will require up to five weeks for the base work and an additional three to four months for analysis, evaluation of the results of the work and the preparation of a report on the work accomplished.

Phase II will not be carried out until 2009 and will be contingent upon favourable results from phase I and any specific recommendations of the report. Specifics of the work to be carried out have not yet been determined and will be delineated as recommendations in the reporting of the results of phase I. The second phase may require up to six weeks work and will cost approximately $200,000 in total (Osprey’s portion being $50,000) comprised of wages, fees, camp, equipment rental, trenching, diamond drilling, assays and related. A further three to four months may be required for analysis and the preparation of a report and evaluation on the work accomplished.

There is no power available on the property or within a reasonable distance from the property. All contract work will involve bringing to the site portable power generation units.

Competitive Factors

The gold exploration industry is highly fragmented. We are competing with many other exploration companies looking for gold. We are among the smallest exploration companies in existence and are an infinitely small participant in the gold exploration business which is the cornerstone of the founding and early stage development of the overall mining industry. While we generally compete with other exploration companies, there is no competition for the exploration or removal of gold from the property. Readily available gold markets exist around the world for the sale of gold. Therefore, we will likely be able to sell any gold that we are able to recover.

Chinese Legal System

China’s legal system is a civil law system based on written statutes with the interpretation of these statutes ruled on by the People’s Supreme Court. Unlike common law systems (the system utilized in the U.S. and Great Britain), it is a system in which decisions in earlier legal cases do not necessarily have precedential value. The General Principles of the Civil Law of the PRC has only been in effect since January 1, 1987 and the overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly. The laws that do exist and their interpretation and enforcement involve uncertainties, which could limit foreign corporations available legal protections. Even where adequate Chinese law exists it may be impossible to obtain swift and equitable enforcement of such law or to obtain enforcement of judgments by a court of another jurisdiction. The inability to enforce or obtain a remedy under such agreements would have a material adverse impact on a corporation’s operations.

Continuing efforts are being made to improve civil, administrative, criminal and commercial law especially since China’s accession into the WTO. This includes the development of laws governing foreign investment in China, including a regime for Sino-foreign cooperative joint ventures and increased foreign participation in mineral resource exploration and mining. The interpretation and enforcement of the laws involve uncertainties which could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses. In addition, substantially all the assets of Sino corporations are located outside the U.S; as a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against any of these persons or corporations.

Ownership and Regulation of Mineral Resources

Exploration for and exploitation of mineral resources in China is governed by the Mineral Resources Law of 1986, amended January 1, 1997, and the Implementation Rules for the Mineral Resources Law, effective March 26, 1994.

In order to further implement these laws, on February 12, 1998, the State Council issued three sets of regulations:
(i)	Regulation for Registering to Explore Mineral Resources Using the Block System;
(ii)	Regulation for Registering to Mine Mineral Resources; and
(iii)	Regulation for Transferring Exploration and Exploration rights

(which, together with mineral resources law and implementation rules, are referred to as “Mineral Resources Law”).

Under the Mineral Resources Law, the Ministry of Land and Resources (“MOLAR”) is charged with supervision nationwide of mineral resources prospecting and development.

The mineral resources administration authorities of provinces, autonomous regions and municipalities, under the jurisdiction of the State, are charged with the supervision of mineral resource prospecting and development in their respective administration areas. The Mineral Resources Law, together with the Constitution of the PRC, provides that mineral resources are owned by the State; the State Council, the highest executive body of the State, regulates mineral resources on behalf of the State. The ownership of the State includes the rights to: occupy, use, earn, and dispose of mineral resources regardless of the rights of owners or users of the land under which the mineral resources are located.

Therefore, the State is free to authorize third parties to enjoy its rights to legally occupy and use mineral resources and may collect resource taxes and royalties pursuant to its right to earn. In this way, the State can direct and regulate the development and use of the mineral resources of China.

The Chinese Joint Venture Law also provides that China generally will not nationalize and requisition enterprises with foreign investment. However, in special circumstances where demanded by social public interest, enterprises with foreign investment may be expropriated by legal procedures, but appropriate compensation will be paid. Thus, there is a risk of expropriation; however, there is no recent precedent for such occurrence and, therefore, no guarantee for the corporations involved or their shareholders.

Mineral Resource Permits

The Provisions in Guiding Foreign Investment and the Industrial Catalogue in Guiding Foreign Investment, which were updated on April 1, 2002 and January 1, 2005 (collectively the “Investment Guiding Regulations”) govern foreign investment in China and categorize industries into four types where foreign investment is encouraged, permitted, restricted, or prohibited. Subject to the Investment Guiding Regulations, foreign investment in the exploration and mining of minerals is generally encouraged, in particular in relation to minerals in the western region of China. China’s silver and gold markets are fully open and each is treated as a commodity not subject to any special control or restrictive regulation by the State. China has adopted, under the Mineral Resources Law, a licensing system for the exploration and exploitation of mineral resources. MOLAR and its authorized provincial or local departments are responsible for approving applications for exploration permits and mining permits. The approval of MOLAR is also required to transfer those rights.

Pursuant to the Mineral Resources Law, the applicant for a mining right must present documents as specified under the Law including a plan for development and use of the mineral resources and an evaluation report of the environmental impact thereof. Once granted, all exploration and exploration rights are protected by the State from encroachment or disruption under the Mineral Resources Law. It is a criminal offence to steal, seize or damage exploration facilities, or disrupt the working of exploration areas.

Exploration Permits

Exploration Permits are registered and issued to “licensees”. The period of validity of an Exploration Permit can be no more than three years. The Exploration Permit area is described by a “basic block” and has a maximum of 40 basic blocks; each block being up to 5 square kilometres. When a mineral that is capable of economic development is discovered, the licensee may apply for the right to develop such mineral. The period of validity of an Exploration Permit can be extended by application but each extension can be no more than two years in duration. During the term of the Exploration Permit, the licensee has priority to obtain the mining right to the mineral resources in the exploration area covered by the Exploration Permit, provided the licensee meets the conditions of qualification for exploration rights holders. Further, the licensee has the rights, among others, to:
(i)	explore without interference within the area under permit during the permit term;
(ii)	construct exploration facilities; and
(iii)	pass through other exploration areas and adjacent ground to access the permitted area.

After the licensee acquires the Exploration Permit, the licensee is obliged to, among other things:
(i)	start exploration within the prescribed term;
(ii)	explore according to a prescribed exploration work scheme;
(iii)	comply with State laws and regulations regarding labour safety, water and soil conservation, land reclamation and environmental protection;
(iv)	make detailed reports to local and other licensing authorities;
(v)	close and occlude the wells arising from prospect work;
(vi)	take other measures to protect against safety concerns after the prospect work is completed; and

(vii)	complete minimum exploration expenditures as required by the Regulations for Registering to Explore Resources Using the Block.

Under the Mineral Resources Law, all mineral resources of the PRC are owned by the State. Exploration rights are granted by the State permitting recipients to conduct mining activities in a specific mining area during the license period.

Exploration rights

Holders of exploration rights, or “concessionaires”, are able to apply to be granted licenses to mine for maximum terms of 10 to 30 years, based on magnitude of the mining project. The concessionaires may extend the term of a mining license with an application at least 30 days prior to expiration of the term. The user fee for the mining right is based on the area of the land involved, mining activities, if any, and other related factors. Where there is any prior State investment in or State sponsored geological work conducted on a mineral property, the State must be compensated based on the assessed value of the State input before exploration rights can be granted. Concessionaires enjoy the rights, among others, to:
(i)	conduct mining activities during the term and within the mining area prescribed by the mining license;
(ii)	sell mineral products (except for mineral products that the State Council has identified for unified purchase by designated units);
(iii)	construct production and living facilities within the mine area; and
(iv)	use the land necessary for production and construction, in accordance with applicable law.

Concessionaires are obliged to, among other things:
(i)	conduct mine construction or mining activities within a defined time period;
(ii)	conduct efficiently production, rational mining and comprehensive use of the mineral resources;
(iii)	pay resource tax and mineral resource compensation (royalties) pursuant to law;
(iv)	comply with State laws and regulations regarding labour safety, water and soil conservation, land reclamation and environmental protection;
(v)	be subject to the supervision and management from both the departments in charge of geology and mineral resources; and
(vi)	complete and present mineral reserves forms and mineral resources development and use statistics reports, according to applicable law.

Transferring Exploration and Exploration rights

A mining enterprise may transfer its exploration or exploration rights to others subject to the approval of MOLAR or its authorized departments at provincial or local level as the case may be. An Exploration Permit may only be transferred if the transferor has:
(i)	held the Exploration Permit for two years as of the issue date, or discovered minerals in the exploration block, which are able to be explored or mined further;
(ii)	a valid and subsisting Exploration Permit;
(iii)	completed the stipulated minimum exploration expenditure;
(iv)	paid the user fees and the price for prospect rights pursuant to the relevant regulations; and
(v)	obtained the necessary approval from the authorized department in charge of the minerals.

Exploration rights may only be transferred if the transferor needs to change the ownership of such exploration rights because it is:
(i)	engaging in a merger or split;
(ii)	entering into equity or cooperative joint ventures with others;
(iii)	selling its enterprise assets; or
(iv)	engaging in a similar transaction that will lead to the alteration of the property ownership of the enterprise.

A Mining Permit may only be transferred if the transferor has:
(i)	commenced production for no less than one year;
(ii)	a valid and subsisting Mining Permit without title dispute; and
(iii)	paid the user fees, the price for the mining right, resource tax and mineral resource compensation pursuant to laws.

Our Specific Operation in China

In December, 2006, Jiujiang renewed its exploration rights to 3.252 square kilometers covering the Gao Feng property, which will expire in December 2008, subject to renewal upon expiry. Although Jiujiang believes that it will be able to renew licenses as it has done in the past, there can be no assurance that it will be able to exploit the entire mineral resources of its property during its license period. If Jiujiang fails to renew its exploration rights upon expiry or if it cannot effectively utilize the resources within a license period, the operation and performance of Jiujiang and the Gao Feng property may be adversely affected.

Jiujiang's exploration rights entitle it to undertake mining activities, infrastructure and ancillary work, in compliance with applicable laws and regulations, within the specific area covered by the license during the license period. Jiujiang is required to submit mining proposal and feasibility studies to the relevant authority. They are also obligated to pay a natural resources fee to the State in an amount equal to 2% of annual sales.

The Vendor of the option is responsible for all local contracts, work and permitting. Jiujiang has provided assurances that all permits, licenses and matters pertinent to the first phase of our exploration program are either currently in place or will be within the next few months. As of the date of this registration statement, we believe that Jiujiang is current with all requirements under local and State laws, rules and other measures.

Our partners in China maintain an extensive network of contacts with local government officials and mining industry senior officers. To further strengthen our local technical support, we are in the process of negotiating a cooperative agreement with a gold research institute in China. This institute is expected to assist us in carrying out research and provide any local technical support as required for joint ventures in China. We will make use of their contacts to seek other potential projects, for geological advisory aid, and assay laboratory selection.

Upon exercise of our option, the joint venture entity through which we may carry out business in China will be formed under the laws of China as a Sino-foreign co-operative joint venture enterprise and will be a legal person with limited liability.

Our option agreement contains an arbitration clause to settle disputes prior to the formation of a Sino-foreign joint venture whereby disputes would be resolved. The parties to the option agreement have consented to the arbitration being administered and conducted in accordance with the rules and regulations of the American Arbitration Association in Cheyenne, Wyoming.

Mr. Gao Feng-Lin, authored of the Report on the Gao Feng property, is not aware of any legal surveys which have marked the permits in the field. The permits may be subject to additional fees and taxes imposed by the county, provincial or state governments. Each of the permits covers geochemical anomalies for gold or associated elements which were defined by the geological and geochemical surveys conducted by the Jiangxi Bureau. To Mr. To his knowledge, the terms of any royalties, back-in rights, or payments are only those described in the legal agreement between Osprey and Jiujiang. He is not aware of any other agreements or encumbrances to which the property is subject.

Environmental Laws

In the past ten years, laws and policies for environmental protection in China have moved towards stricter compliance and stronger enforcement. The basic laws in China governing environmental protection in the mineral industry sector of the economy are the Environmental Protection Law, the Environment Impact Assessment Law and the Mineral Resources Law. The State Administration of Environmental Protection and its provincial counterparts are responsible for the supervision implementation and enforcement of environment protection laws and regulations. Provincial governments also have the power to issue implementing rules and policies in relation to environmental protection in their respective jurisdictions. Applicants for exploration rights must submit environmental impact “assessments” and those projects that fail to meet environmental protection standards will not be granted licenses.

In addition, after exploration the licensee must perform water and soil maintenance and take steps towards environmental protection. After the exploration rights have expired or the concessionaire stops mining during the permit period and the mineral resources have not been fully developed, the concessionaire must perform water and soil maintenance, land recovery and environmental protection in compliance with the original development scheme, or must pay the costs of land recovery and environmental protection. After closing, the mining enterprises shall perform water and soil maintenance, land recovery and environmental protection in compliance with mine closure approval reports, or must pay the costs of land recovery and environmental protection.

Penalties for breaching the Environmental Protection Law include a warning, payment of a penalty calculated on the damage incurred, or payment of a fine. When an entity fails to adopt preventative measures or control facilities that meet the requirements of the enacted environmental protection standards, it is subject to suspension of production or operations and for payment of a fine. Material violations of environmental laws and regulations causing property damage or casualties may result in criminal liabilities.

Employees

Initially, we intend to use the services of subcontractors for manual labor exploration work on the property and an engineer or geoscientist to manage the exploration program. Our only employees will be Bruce and Stephen Jackson, our senior officers and a directors. We intend to hire geologists, engineers and other subcontractors on an as needed basis. We have not entered into negotiations or contracts with any of them although it is Jiujiang’s intention to retain Mr. Gao as senior on-site geological consultant. It is our intention to retain a North American educated geoscientist to evaluate and conform to American standards the phase I work program on the property, to author a report to American standards for future capital raising and to render independent recommendations as to future work. We do not intend to initiate negotiations or hire anyone until we receive proceeds from our offering.

At present, we have no employees, other than Messrs. Jackson and Jackson who do not have employment agreements with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt such plans in the future. There are presently no personal benefits available to any employee.

Neither Bruce Jackson nor Stephen Jackson will be compensated for his services on the Board of Directors. If, as and when a public market for Osprey’s shares is established an incentive stock option plan may be established under which Messrs. Jackson and Jackson would receive stock options.

(b)        Investment Policies

As of the date of this registration statement, Osprey does not have any policies regarding the types of investments described in SEC Regulation SB Item 102(b), investments or interests in real estate or real estate mortgages or securities of or interests in persons primarily engaged in real estate activities, because its business mainly concerns the exploration of properties with the objective to achieve commercial exploitation.

(c)        Description of Real Estate and Operating Data

Osprey does not have any property the book value of which amounts to ten percent or more of its total assets.

(d)        Critical Accounting Policies

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, requires us to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements, the reported amount of revenues and expenses during the reporting period and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and judgments and to the extent actual results differ from those estimates, our future results of operations may be affected.

(e)        Controls and Procedures

(i)

Disclosure Controls and Procedures. The Corporation's management, with the participation of the principal executive officer and principal financial officer has evaluated the effectiveness of the Corporation's disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act, as amended) as of the end of May 31, 2007. Based on such evaluation, the principal executive officer and principal financial officer of the Corporation has concluded that, as of the year end, the Corporation's disclosure controls and procedures are effective.

(ii)

Internal Control Over Financial Reporting. There have not been any changes in the Corporation's internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the year ended May 31, 2007 that have materially affected, or are reasonably likely to materially affect, the Corporation's internal control over financial reporting.

(f)        Limitations on the Effectiveness of Controls.

We believe that a control system, no matter how well designed and operated, cannot provide absolute assurance that the objectives of the control system are met, and no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within a corporation have been detected.

LEGAL PROCEEDINGS

Osprey is not a party to any pending litigation and none is contemplated or threatened. Our resident agent in the State of Wyoming is located at 1620 Central Avenue, Suite 202, Cheyenne, Wyoming 82001. Under the Wyoming Business Corporations Act, (the “WBCA”) all legal process and any demand or notice authorized by law to be served upon us may be served upon our resident agent in Wyoming.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

(a)        Directors and Executive Officers

Members of our Board of Directors are appointed to hold office until the next annual meeting of our stockholders or until his or her successor is elected and qualified, or until he or she resigns or is removed in accordance with the provisions of the WBCA. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she resigns or is removed from office. The board of directors has no nominating or compensation committees.

The name, address, age and position of our present officers and directors are as set forth below:

Name and Address	Age	Position(s)
Bruce D. Jackson	46	President, Chief Executive Officer and a member of
410 Eastcot Road,		the Board of Directors
West Vancouver, B.C. V7S 1E3

Stephen B. Jackson	44	Secretary, Treasurer, Chief Financial Officer and a
88 West 44th Avenue		member of the Board of Directors
Vancouver, B.C. V5Y 2V1

Mr. Bruce Jackson, who has held his office/position since May 17, 2006, will be spending approximately 6 hours of his time on the affairs of Osprey and is expected to hold his office/position until the next annual meeting of our shareholders. Mr. Stephen Jackson, who has held his office/position since May 17, 2006, will also be spending approximately 6 hours of his time on the affairs of Osprey and is expected to hold his office/position until the next annual meeting of our shareholders. None of the directors or officers has professional or technical accreditation in the exploration business.

Bruce D. Jackson: Mr. Jackson is a director and serves as President. Since 1996 he has served as a director of Envirotech LLC, a US based manufacturer of waste disposal technologies and hazardous materials management with distribution and operations throughout Southeast Asia and with agencies in Japan, Australia and Kazakhstan. Presently Envirotech is the largest supplier of hospital waste incineration systems in Thailand (in partnership with JS Technologies) and the exclusive provider of off-shore waste collection and disposal services to the oil industry in the Gulf of Thailand. Between 1994 and 2000 he served as Vice President of Goodwood Management Corp., a Hong Kong based waste management and environmental consultancy firm which was a distributor of municipal and industrial solid waste incinerators and other related equipment. Goodwood Management merged with Envirotech in 2000 and entered into a joint venture with JST to form a full service environmental and waste management/disposal company. Prior to that he headed Marketing and Product Development for Olivine Corporation, a mining firm and exclusive suppliers in the US of olivine ore, used as refractory material in kilns, furnaces and incinerators. The Corporation developed technology for low cost, durable incineration systems sold throughout the US, Asia and Australia. He is currently listed as a consultant with the United Nations Development Fund and is a member of the Canadian Chamber of Commerce in the Philippines, Thailand, Indonesia & Malaysia.

Stephen B. Jackson: Mr. Jackson, who is a director and serves as Secretary and Treasurer, has been an Attorney-at-Law since 1989 after being called to the Bar of British Columbia. Mr. Jackson obtained his undergraduate degree from the University of British Columbia (B.A., 1985) and studied law at Osgoode Hall Law School, York University (LL.B., 1988). He articled with Swinton & Co. in 1988 and continued there as an associate until becoming a partner in 1997. Since 1999, he has been the principal of the Stephen Jackson Law Corporation and has practiced law through Forstrom Jackson (formerly MacLean Forstrom Jackson), Barristers and Solicitors, a partnership of law corporations. Mr. Jackson counsels clients on corporate and securities matters, as well as commercial litigation, including securities, forestry and construction litigation. He has also acted in a number of large regulatory matters. Mr. Jackson was a director and officer of Quicksilver Ventures Inc., a British Columbia company whose shares were listed for trading on the CDNX Venture Exchange, from November, 1999 to March, 2004.

Mr. Jackson has been an officer and director of the following reporting issuers during the period when each was being reorganized after failing to complete its formative business plan; he was not a principal nor a shareholder of any of the issuers and became a director and officer at the request of previous management in order to effect a reorganization:

Alternate Energy Sources which is quoted on the OTC-BB under the symbol “AESL” – President and CEO and director between January 27, and June 19, 2006. He resigned following the completion of the merger outlined in the June 19, 2006 8-K filing.

GoFish Corporation (formerly Unibio Inc.) quoted on the OTC-BB under the symbol “GOFH” – President, Secretary, Treasurer and Director between September 14 and October 27, 2007. He resigned in favour of a new Board upon the completion of the merger whereby GoFish acquired Unibio.

Kreido Biofuels, Inc. (formerly Gemwood Productions, Inc.) quoted on the OTC-BB under the symbol “KRBF” – President, Secretary, Treasurer and Director between November 02, 2006 and January 12, 2007. He left Gemwood upon the completion of the merger to acquire Kreido.

(b)        Conflicts of Interest

While we do not anticipate any conflicts of interest it is possible that in the future either or both of our directors may become a consultant to or a member of another board of directors or may be asked to participate in the same properties or projects. Joint ventures in acquiring and exploring natural resources are frequent in the industry. Either could be presented other exploration opportunities which would force him to determine which corporation to offer the project to and from where to seek the appropriate funding. As a result there may be situations which involve a conflict of interest. Messrs. Jackson and Jackson will attempt to avoid dealing with such other companies in such situations where conflicts might arise and will also disclose all such conflicts and will govern himself in respect thereof to the best of his abilities. In any event, it would be incumbent upon him to notify Osprey and the other boards of directors that may be involved of his conflict of interest.

To ensure that potential conflicts of interest are avoided or declared to Osprey and the shareholders and to comply with the requirements of the Sarbanes Oxley Act of 2002, the Board of Directors, on April 22, 2007, adopted a Code of Business Conduct and Ethics. Osprey’s Code of Business Conduct and Ethics embodies our commitment to such ethical principles and sets forth the responsibilities of Osprey and its officers and directors to its shareholders, employees, customers, lenders and other stakeholders. The Code addresses principles of general business ethics, conflicts of interest, special ethical obligations for employees with financial reporting responsibilities, insider trading rules, reporting of any unlawful or unethical conduct, political contributions and other relevant issues. A copy of the Code will be sent without charge to anyone requesting a copy by contacting us at our principal office.

This Code is in addition to other detailed policies relevant to business ethics that we may adopt from time to time.

(c)        Significant Employees

We have no employees other than for Bruce D. Jackson, our President and Chief Executive Officer and Stephen B. Jackson, our Secretary-Treasurer and Chief Financial Officer. Each is also a member of our Board of Directors.

(d)        Committees of the Board Of Directors

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our Board of Directors. As such, Messrs. Jackson and Jackson act in those capacities as our Directors.

(e)        Audit Committee Financial Expert

Neither Mr. Bruce Jackson nor Mr. Stephen Jackson qualifies as an “audit committee financial expert.” We believe that the cost related to retaining such a financial expert at this time is prohibitive. Further, because we are in the start-up stage of our business operations, we believe the services of an audit committee financial expert are not warranted at this time.

(f)        Involvement in Certain Legal Proceedings

During the past five years, none of our officers, directors, promoters or control persons has had any of the following events occur:

  a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
  conviction in a criminal proceeding or being subject to a pending criminal proceeding, excluding traffic violations and other minor offenses;
  being subject to any order, judgement or decree, not substantially reversed, suspended or vacated, of any court of competent jurisdiction, permanently enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking business; and/or being found by a court of competent jurisdiction, in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgement has not been reversed, suspended or vacated.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a)        Security Ownership of Certain Beneficial Owners

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The shareholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Title of Class	Name and Address of Beneficial Owner [1] [2] [4]	Amount & Nature of Beneficial Ownership [3]	Percentage of Class
common stock	Bruce D. Jackson 410 Eastcot Road, West Vancouver, B.C. V7S 1E3	2,500,000 Beneficial Owner	34.7%
common stock	Stephen B. Jackson 88 West 44th Avenue Vancouver, B.C. V5Y 2V1	2,500,000 Beneficial Owner	34.7%
All Officers, Directors and Key Employees as a Group		5,000,000	69.4%

[1]

The persons named above may be deemed to be a “parent” and “promoter” of Osprey, within the meaning of such terms under the Securities Act by virtue of his direct and indirect stock holdings. Messrs. Jackson and Jackson are the only “promoters” of Osprey Ventures, Inc.

[2]

The persons named above do not have any specified rights to acquire, within sixty (60) days of the date of this registration statement any options, warrants or rights and no conversion privileges or other similar obligations exist.

[3]	As of May 31, 2007, November 30, 2007 and April 10, 2008.
[4]

A beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on April 10, 2008. As of April 10, 2008, there were 7,200,000 shares of our common stock issued and outstanding.

(b)        Security Ownership of Management

The following table sets forth the names and addresses of each of our directors and officers, their principal occupations and their respective date of commencement of their term with Osprey. All directors and officers hold office until our next annual general meeting of shareholders or until a successor is appointed.

Title of Class	Name and Address of Beneficial Owner [1] [3]	Amount & Nature of Beneficial Ownership [2]	Percentage of Class
common stock	Bruce D. Jackson 410 Eastcot Road, West Vancouver, B.C. V7S 1E3 Environmental Management Consultant Director and Officer since May 17, 2006	2,500,000	34.7%
common stock	Stephen B. Jackson 88 West 44th Avenue, Vancouver, B.C. 5Y 2V1 Attorney-At-Law Director and Officer since May 17, 2006	2,500,000	34.7
All Officers and Directors as a Group		5,000,000	69.4%

[1]	As of May 31, 2007, November 30, 2007 and April 10, 2008.
[2]

Common shares beneficially owned, directly or indirectly, or over which control or direction is exercised, as at the date hereof based upon information furnished to Osprey by individual directors and officers. All such shares are held directly.

[3]

The person named above does not have any specified rights to acquire, within sixty (60) days of the date of this registration statement any options, warrants or rights and no conversion privileges or other similar obligations exist.

The directors, officers and other members of management of Osprey, as a group beneficially own, directly or indirectly, 5,000,000 of our common shares, representing 69.4% of the total issued and outstanding securities of Osprey as of May 31, 2007, November 30, 2007 and April 10, 2008

There are no outstanding stock options.

(c)        Changes in Control

We do not anticipate at this time any changes in control of Osprey. There are no arrangements either in place or contemplated which may result in a change of control of Osprey. There are no provisions within our Articles or Bylaws that would delay or prevent a change of control.

(d)        Future Sales by Existing Shareholders

As of the date of this prospectus, there are a total of ten (10) shareholders of record holding shares of Osprey’s common stock. A total of 7,200,000 shares of common stock were issued to the existing shareholders, all of which are “restricted securities”, as that term is defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Act. Under Rule 144, such shares can be publicly sold, subject to volume restrictions and certain restrictions on the manner of sale, commencing one (1) year after their acquisition. Because it has been less than one year since the shares restricted under Rule 144 were acquired, no shares can be sold at this time pursuant to the Rule.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering. See “Dilution of the Price You Pay for Your Shares” on page 19.

Osprey does not have any securities that are convertible into common stock. We have not registered any shares for sale by Securityholders under the Securities Act other than as disclosed in this prospectus.

MANAGEMENT DISCUSSION, ANALYSIS OF FINANCIAL CONDITION, RESULTS OF OPERATIONS

(a)        Plan of Operation

We are a start-up, exploration stage corporation engaged in the search for gold and have not yet generated or realized any revenues from our business.

Osprey believes it can satisfy its cash requirements through the fiscal year end of May 31, 2008 from private placements of $27,000 received during May, 2006 and March, 2007 and the funds received from this offering. However, if we fail to complete the offering, even at the minimum subscription level, we will have to cease our Chinese operations. As of November 30, 2007, we had $2,285 in working capital.

During the fiscal period June 01, 2007 to November 30, 2008, Osprey plans to concentrate its efforts on the planned phase I exploration program on the property at a cost of to Osprey of $30,000 (25% of the currently projected $120,000 expenditure). If the program is favourable, we will proceed to phase II and commence planning for that for 2009.

We do not expect any changes or hiring of employees since contracts are given to consultants and sub-contractor specialists in specific fields of expertise for the exploration work. We do not expect to purchase or sell any plant or significant equipment. We intend to lease or rent any equipment, such as a backhoe, diamond drill, generators and so on, that we will need in order to carry out our exploration activities.

Over the next eight months we intend to complete the first phase of the exploration plan on our optioned property. The property was obtained through an option agreement with Jiujiang Gao Feng Mining Industry Limited Company, the beneficial owner of the property. To date we have not performed any work on the property. If our initial exploration efforts are favourable, we intend to proceed with longer term exploration of the property.

Our plan of operation for the period through November 30, 2008 is:

Prior to the commencement of phase I of the work program, Osprey will maintain its business and will remain compliant with regulatory requirements but will not advance its business plan until the sale of shares contemplated by this registration statement is completed. At that time we and Jiujiang will engage our consulting geoscientist in preparation for the commencement of phase I. The initial nine months (June 01, 2007 to February 28, 2008) are expected to be taken up with completion of this registration statement and associated offering.

Commencing no later than May 01, 2008, phase I of the work program will establish a grid, complete general prospecting and geological mapping of the property, complete 2,200 cubic meters of trenching, diamond drill 1,000 meters as well as provide a report on the work accomplished with specific recommendations for the future at a total cost to Osprey of $30,000 (25% of the currently projected $120,000 expenditure). Specifically:

Five Days – establishment of a grid across the property with crosslines being set up every 50 metres and intersecting crosslines marked at each 25 meter point will be laid out over half a square kilometer. A 1/2000 geological survey will then be completed over one square kilometer. The cost of establishing the grid and supplies and carrying out the surveys will be approximately $2,100 to Osprey (total project cost $8,400).

Ten Days – trenching will be run across the property and a total of 2,200 cubic meters of soil and rock will be excavated from which representative samples will be taken; each of the samples will be analyzed for specific metals and their geological characteristics identified and recorded. The cost of the trenching to Osprey will be approximately $2,600 of the total planned expenditure of $10,400.

Five Days – the entire property will also be searched for outcroppings, trenches or areas that may indicate further exploration is warranted in a later phase.

Fifteen Days – a diamond drilling program will drill and sample 1,000 meters of rock drilled to various depths at an approximate cost to Osprey of $11,000 (25% of the budgeted $44,000 expenditure).

The cost to Osprey of the general prospecting efforts as well as the mapping and sample collections, assaying of the samples and transportation will be approximately $10,500 which represents 25% of the project cost of these elements of $42,000.

Weeks 8 through 16 – the various samples will be sent to a lab for analysis of their chemical makeup which will cost Osprey approximately $3,200 (included in the above estimates) from an overall expenditure for this work of $9,600.

Weeks 17 through 20 – once all the sample information is available, a professional geoscientist will require at least one month to correlate the information and write a report either recommending that further work is warranted on the property or that the property cannot have any further value added by doing additional exploration in which case he would recommend abandonment of the property. The cost of the report and his supervision during the physical work on the property will be approximately $7,600 of which $1,900 (25%) will be paid by Osprey.

We have also included a contingency fee of $3,800 in our cost estimates (of a total contingency of $15,200). Osprey’s portion of the total funds required to complete the first phase will be $30,000 of the planned $120,000 expenditure for phase I and will come from this offering.

October 1, to November 30, 2008 – we expect to have the report on phase I of the exploration program in hand by early October, 2008 and will then be in a position to determine what the next step will be in the development of our business plan. If the report is favourable and advises that we proceed to phase II of the exploration program, we will then have to determine how we can raise the funds required for the second phase which are currently estimated at $50,000 ($200,000 being the totally budgeted and currently planned cost of phase II to the partnership). If the report advises abandoning the property as having little or no value, we will terminate the option and cease functioning. Various options will be reviewed as to funding – public financing, private funding, loans or possible joint venture opportunities. Each of these will have to be evaluated for merit, cost and the most favourable basis for Osprey and its shareholders. This process will require from four to eight weeks to complete. It is our intention to retain a North American educated geoscientist to evaluate and conform to American standards the phase I work program on the property and to make his own recommendations independent of the Jiujiang report.

(b)        Management's Discussion, Analysis of Financial Condition and Results of Operations

Our auditors have issued a going concern opinion. This means that they believe there is doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling gold. Accordingly, we must raise cash from sources other than the sale of gold found on the property. Our only other source for cash at this time is investments by others in Osprey. We must raise cash in order to implement our project and stay in business.

In order to meet our need for cash we are attempting to raise money from this offering. There is no assurance that we will be able to raise enough money through this offering to stay in business. Whatever money we do raise, will be applied first to costs of this offering and then to exploration. If we do not raise all of the money we need from this offering, we will have to find alternative sources, such as a second public offering, a private placement of securities, or loans from our officers or directors or others. Our directors are unwilling to make any commitment to loan us any money at this time. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and can't raise it we will either have to suspend operations until we do raise the cash, or cease business entirely.

If we raise the maximum of $50,000, gross, in this offering, we believe that we can pay for our offering expenses and satisfy our cash requirements without having to raise additional funds for the next twelve months. If we raise less than $100,000, gross, but more than the minimum of $50,000, gross, we may have to raise additional funds or we may not be able to continue our proposed business involving the completion of phase II, if such is recommended by a competent professional geoscientist or engineer.

If we are unable to sell the minimum 1,000,000 shares of the planned offering it will be necessary to utilize existing working capital to fund the cost of this offering. In such an event, we would not have sufficient capital available to fund the phase I exploration program and we would have to suspend operations. We have not entered into any arrangements with creditors for unpaid offering expenses.

If we are unable to complete any phase of exploration because we don’t have enough money, we will cease operations until we raise additional funds. If we can’t or don’t raise more money, we will cease operations. We have no intention of entering into a merger or acquisition if we cease operations.

We have limited cash reserves which as of November 30, 2007 totaled $11,685, excluding a reserve for payables. Until we actually commence phase I of the exploration program, our monthly cash requirements are minimal. Current working capital can adequately satisfy our cash requirement for the next twelve months excluding any work on our proposed exploration program.

Results of Operations

From inception on May 17, 2006 to the date of this registration statement, we have not had any operations.

On April 22, 2007, we obtained an option to acquire a 25% interest in our first property and our partner will commence the research and exploration stage of our plans on that property with the completion of the financing under this registration statement.

Since inception, we have used our common stock to raise money for our optioned property acquisition and for corporate expenses. Net cash provided by financing activities from inception on May 17, 2006 to November 30, 2007 was $27,000 as a result of proceeds received from sales of our common stock.

Between May 17, 2006 (inception) and November 30, 2007 we incurred a total of $25,015 in overall expenses. Included in that total was $20,400 for professional and corporate services, $3,706 for office and related costs, $309 in miscellaneous costs, $300 in organizational costs and $300 in contributed expenses with a corresponding credit to additional paid-in capital for contributed expenses. During the same period we realized an interest income of $0 which resulted in a net loss of $25,015.

Limited Business History; Need for Additional Capital

There is no historical financial information about Osprey upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from our business. We cannot guarantee we will be successful in our business plans. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration and/or development of the property, and possible cost overruns due to price and cost increases in services. We have no intention of entering into a merger or acquisition within the next twelve months and we have a specific business plan and timetable to complete phase I of our exploration program based on the success of this offering.

We anticipate that additional funding, if required, will be in the form of equity financing from the sale of our common stock. However, we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund additional expenditures. We do not currently have any arrangements in place for any future equity financing. Our limited operating history and our lack of significant tangible capital assets makes it unlikely that we will be able to obtain significant debt financing in the near future. If such financing is not available on satisfactory terms, we may be unable to continue or expand our business. Equity financing could result in additional dilution to existing shareholders.

To become profitable and competitive, we must conduct exploration of the property before we commence production of any gold we may find. We are seeking equity financing in order to provide for the capital required to implement our exploration program. If our initial exploration efforts are favourable, we intend to proceed with longer term exploration of the property.

If we raise the minimum of $50,000, gross, in this offering, we believe that we can pay for our offering expenses and satisfy our cash requirements without having to raise additional funds for the next twelve months.

Liquidity and Capital Resources

As of the date of this registration statement, we have yet to generate any revenues from our business.

We issued 5,000,000 shares of common stock through a Section 4(2) exemption in May, 2006 for subscription receivable consideration of $5,000 which was paid in cash in March, 2007.

We issued 2,200,000 shares of common stock through a Regulation 504D and Regulation S offering in March, 2007 for cash consideration of $22,000.

As of November 30, 2007, our total assets were $11,685 and our total liabilities were $9,400.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

(a)        Transactions with Officers and Directors

In May, 2006 we issued a total of 5,000,000 shares of restricted common stock to Bruce Jackson (as to 2,500,000 shares) and to Stephen Jackson (as to 2,500,000 shares), the senior officers and directors of Osprey. The fair market value of the shares, $5,000, was paid in cash. Both Messrs. Jackson and Jackson are sophisticated individuals and, as a promoter of our corporation, were in a position to access relevant and material information regarding our operations.

(b)        Transactions with Promoters

Mr. Bruce D. Jackson, our president, CEO and a director and Mr. Stephen B. Jackson, our secretary-treasurer, CFO and a director can each be considered as a promoter of Osprey in consideration of his formation, participation and managing of Osprey since its incorporation.

Bruce Jackson subscribed for 2,500,000 restricted shares of common stock at a price of $0.001 for an aggregate consideration of $2,500 which was paid and Stephen Jackson subscribed for 2,500,000 restricted shares of common stock at a price of $0.001 for an aggregate consideration of $2,500 which was paid. The sale of these shares will be governed by Rule 144 of the Securities Act. Messrs. Jackson and Jackson do not receive any salary for their services to Osprey. During the fiscal period May 17, 2006 (inception) to November 30, 2007, Bruce Jackson was deemed to have been paid $50 for contributed administrative services while Stephen Jackson was deemed to have been paid $250 for contributed administrative services each with a corresponding credit to additional paid-in capital.

(c)        Other

Except as described above, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

  any of our directors or officers;
  any person proposed as a nominee for election as a director;
  any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;
  any of our promoters; and
  any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons.
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

(a)        Market Information – No Public Market for Common Stock

There is no public market for Osprey’s common stock. We anticipate making an application for quotation of our common stock on the OTC BB upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our common stock will be quoted or, even if our application for quotation is approved, that a public market will ever materialize. If our common stock becomes quoted on the OTC BB then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling security holders.

Osprey has issued 7,200,000 common shares since its inception on May 17, 2006 all of which are restricted shares, see “Certain Relationships and Related Transactions” above. There are no outstanding options or warrants or securities that are convertible into common shares.

No restricted shares are eligible for re-sale pursuant to Rule 144 under the Securities Act.

(b)       Holders

Osprey had 10 holders of record for its common shares as of May 31, 2007, November 30, 2007 and April 10, 2008.

(c)        Dividends

Osprey has not paid any dividends since its incorporation and as of May 31, 2007 and the date of this registration statement does not anticipate the payment of dividends in the foreseeable future. At present, our policy is to retain earnings, if any, to finance exploration on our properties. The payment of dividends in the future will depend upon, among other factors, our earnings, capital requirements and general financial conditions.

(d)        Securities Authorized for Issuance Under Equity Compensation Plans / Outstanding Options, Warrants or Convertible Securities

Osprey does not have any compensation plan under which equity securities are authorized for issuance. Nor do we have any outstanding options, warrants to purchase our common stock or securities convertible into shares of our common stock.

(e)        Registration Rights

We have not granted registration rights to the selling security holders or to any other persons. We are paying the expenses of the offering because we are seeking to:

  become a reporting corporation with the SEC under the Exchange Act; and
  enable our common stock to be traded on the OTC Bulletin Board.

We plan to file a Form 8-A registration statement with the SEC coincident with the effectiveness of the Form S-1 registration statement. The filing of the Form 8-A will cause us to become a reporting corporation with the SEC under the Exchange Act. We must be a reporting corporation under the Exchange Act in order for our common stock to be eligible for trading on the OTC BB. We believe that the registration of the resale of shares of our common stock on behalf of existing stockholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on the OTC BB.

We also consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. We do not presently have sufficient funds to fully pursue our stated plan of operation and will require additional financing for operational expenses and further exploration if warranted. We believe that obtaining reporting corporation status under the Exchange Act and trading on the OTC BB should increase our ability to raise these additional funds from investors.

EXECUTIVE COMPENSATION

(a)        General

Mr. Bruce D. Jackson is deemed to have received $50 and Mr. Stephen B. Jackson is deemed to have received $150 in 2006 – 2007 from Osprey for certain administrative services as contributed administrative services with a corresponding credit to additional paid-in capital. During the most recently completed six month period Mr. Stephen B. Jackson is deemed to have received and additional $100 (for a total of $250 to date) from Osprey for certain administrative services as contributed administrative services with a corresponding credit to additional paid-in capital. No payments were made. Otherwise, Messrs. Jackson and Jackson, our senior officers and directors, have received no compensation for their time or services rendered to Osprey and there are no plans to compensate either in the near future, unless and until we begin to realize revenues and become profitable in our business. The fair market value of the 5,000,000 shares of Osprey issued to Messrs. Jackson and Jackson in May, 2006 for cash consideration of $5,000 did not exceed the $0.001 per share that they paid for the shares.

(b)        Summary Compensation Table

Name and Principal Position	Fiscal Year Ended May 31	Salary	Bonus	Stock Awards ($)	Securities Underlying Options	Options Awards (Value of Options) ($) (5)	Total Compensation
Bruce D. Jackson – President & Director	2007	$0	$0	$0	Nil	$0	$0
Stephen B. Jackson – Secretary- Treasurer and Director	2007	$0	$0	$0	Nil	$0	$0

(c)        Options Grants During the Last Fiscal Year

We do not currently have a stock option plan. No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs or freestanding SARs have been made to any executive officer or director since our inception; accordingly, no stock options have been granted or exercised by any of the officers or directors since we were founded.

(d)        Aggregated Options Exercises in Last Fiscal Year

No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs or freestanding SARs have been made to any executive officer or any director since our inception; accordingly, no stock options have been granted or exercised by any of the officers or directors since we were founded.

(e)        Long-Tem Incentive Plans and Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance. No individual grants or agreements regarding future payouts under non-stock price-based plans have been made to any executive officer or any director or any employee or consultant since our inception; accordingly, no future payouts under non-stock price-based plans or agreements have been granted or entered into or exercised by any of the officers or directors or employees or consultants since we were founded.

(f)        Compensation of Directors

The members of the Board of Directors are not compensated by Osprey for acting as such. Directors are reimbursed for reasonable out-of-pocket expenses incurred. There are no arrangements pursuant to which directors are or will be compensated in the future for any services provided as a director.

(g)        Employment Contracts, Termination of Employment, Change-in-Control Arrangements

There are no employment or other contracts or arrangements with our officer or director other than those disclosed in this registration statement. There are no compensation plans or arrangements, including payments to be made by Osprey, with respect to the officers, directors, employees or consultants of Osprey that would result from the resignation, retirement or any other termination of such directors, officers, employees or consultants. There are no arrangements for directors, officers or employees that would result from a change-in-control.

SUBJECT TO COMPLETION, DATED _______ __. 2008

PROSPECTUS

OSPREY VENTURES, INC.

Dealer Prospectus Delivery Obligation

Until __________ ___,2008, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or
subscriptions.

We have not authorized any dealer, salesperson or other person to provide any information or make any representation about
Osprey Ventures, Inc. except the information or
representations contained in this prospectus.
You should not rely on any additional
information or representations
if made.

Part II. Information Not Required In Prospectus

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses of the offering, whether or not all shares are sold, all of which are to be paid by the registrant, are as follows:

Transfer Agent Fee	$ 500
EDGAR Filing Fee	200
Printing Expenses	200
Legal Fees and Expenses	5,000
Accounting Fees and Expenses	3,000
Contingency & Miscellaneous Expenses	1,100
TOTAL	$10,000

INDEMNIFICATION OF OFFICERS AND DIRECTORS FOR SECURITIES ACT LIABILITIES

(a)        General

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of Osprey is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

  Article XII of our Articles of Incorporation, filed as Exhibit 3.1 to this registration statement;
  Bylaw IX of our Bylaws, filed as Exhibit 3.2 to this registration statement; and
  WBCA, Section 17-16-851.

The effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making Osprey responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Presently our directors and officers are not covered by liability insurance. However, our Articles of Incorporation state that the Corporation may indemnify its officers, directors, employees and agents to the full extent permitted by the laws of the State of Wyoming. No other statute, charter provision, by-law, contract or other arrangement to insure or indemnify a controlling person, director or officer of Osprey exists which would affect his liability in that capacity.

(b)        The SEC’S Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by itself is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

RECENT SALES OF UNREGISTERED SECURITIES

(a)        Prior sales of common shares

Osprey is authorized to issue up to 200,000,000 shares of common stock with a par value of $0.001. As of May 31, 2007 and November 30, 2007, we had issued 7,200,000 common shares for total consideration of $27,000 to a total of 10 registered shareholders all of whom are resident outside the United States. There are no United States shareholders of record who own shares in Osprey.

Osprey is not listed for trading on any securities exchange in the United States, and there has been no active market in the United States or elsewhere for the common shares.

During the past three years, Osprey has sold the following securities which were not registered under the Securities Act of 1933, as amended:

May 31, 2006

We issued 5,000,000 shares of restricted common stock at a price of $0.001 per share through a Section 4(2) (Securities Act) exemption to Bruce D. Jackson (as to 2,500,000 shares) and to Stephen B. Jackson (as to 2,500,000 shares) our founders, senior officers and directors on May 31, 2006 for consideration of $5,000.

Messrs. Jackson and Jackson are sophisticated investors and each was in possession of all material information relating to Osprey. Further, no commissions were paid in connection with the sale of the shares and no general solicitation was made.

March 23, 2007

We issued 2,200,000 shares of restricted common stock at a price of $0.01 per share through a Rule 504D and Regulation S (Securities Act) offering in March, 2007 for cash consideration of $22,000 such shares being issued on April 23, 2007 to eight (8) individuals or corporations.

Name and Address	Date	Shares	Consideration

James G. Shepard 708 – 1155 W. Pender Street Vancouver, B.C. V6E 2P4	March 17, 2007	300,000	$3,000

Maryam Namvar 1402 – 290 Newport Drive Port Moody, B.C. V3E 5N2	March 20, 2007	250,000	$2,500

Tamara Fraess 2303 – 1199 Seymour Street, Vancouver, B.C. V6B 1K3	March 03, 2007	300,000	$3,000

Ron Russell 6103 West Boulevard Vancouver, B.C. V6M 3X3	March 05, 2007	300,000	$3,000

Marc Branson 110 – 1861 Welch Street North Vancouver, B.C. V7P 1B7	March 18, 2007	200,000	$2,000

Pashleth Investments Ltd.,	March 7, 2007	300,000	$3,000

2680 – 1066 West Hastings St., Vancouver, B.C. V6E 3X2 Sole Owner Joel Dumaresq

Dana Jackson 2842 West 49th Avenue Vancouver, B.C. V6N 3S8	March 17, 2007	300,000	$3,000

Tammy McGlinn 308 - 1591 Booth Avenue Coquitlam, B.C. V3K 1B7	March 20, 2007	250,000	$2,500

None of the above are deemed to be accredited investors and each was in possession of all material information relating to Osprey. Further, no commissions were paid to anyone in connection with the sale of the shares and no general solicitation was made to anyone. All of the purchasers are known to our directors

We completed the offering pursuant to Regulation S of the Securities Act. Each purchaser represented to us that they were a not a “US person” as defined in Regulation S and that they were not acquiring shares for the account or benefit of such a “US person.” We did not engage in a distribution of this offering in the United States; the securities were offered and sold in a foreign (Canada) directed offering, to residents thereof and in accordance with the rules and regulations of the B.C. Securities Commission. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

(b)        Use of proceeds

We have spent a portion of the proceeds of the above private placements to pay for costs associated with our organization and for this registration statement and we expect the balance of the proceeds will be mainly applied to further costs of this prospectus and administrative costs.

We shall report the use of proceeds on our first periodic report filed pursuant to sections 13(a) and 15(d) of the Exchange Act after the effective date of this registration statement and thereafter on each of our subsequent periodic reports through the later of the disclosure of the application of the offering proceeds or disclosure of the termination of this offering.

FINANCIAL STATEMENTS

Our fiscal year end is May 31. We will provide audited financial statements to our shareholders on an annual basis, which statements will be prepared by an independent Registered Certified Public Accountant.

Our audited financial statements from inception to May 31, 2007 and our interim unaudited financial statement for the six months ended November 30, 2007 and from inception to November 30, 2007 as prepared by management immediately follow “Changes in and Disagreements with Accountants and Financial Disclosure”, the following section.

CHANGES IN & DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING & FINANCIAL DISCLOSURE

MacKay LLP, Certified Public Accountants, from their Vancouver, B.C. office, are our auditors. There have not been any changes in or disagreements with accountants on accounting and financial disclosure or any other matter.

Our audited financial statements and the Report of the Auditors from inception to May 31, 2007 and our interim unaudited financial statements as prepared by management for the six months ended November 30, 2007 and from inception to November 30, 2007 follow.

OSPREY VENTURES, INC.
(An Exploration Stage Company)

FINANCIAL STATEMENTS

For the periods ended MAY 31, 2006 and MAY 31, 2007

Report of Independent Registered Public Accounting Firm

To the Directors of
Osprey Ventures, Inc.
(an Exploration Stage Company)

We have audited the balance sheets of Osprey Ventures, Inc. (an Exploration Stage Company) as at May 31, 2007 and 2006 and the statements of operations, stockholders’ equity (deficit), and cash flows for the periods from incorporation May 17, 2006 to May 31, 2006 and May 31, 2007 and the year ended May 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatements. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly in all material respects, the financial position of the Company as at May 31, 2007 and 2006 and the results of its operations and its cash flows for the periods from incorporation May 17, 2006 to May 31, 2006 and May 31, 2007 and for the year ended May 31, 2007 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the exploration stage, has no established source of revenue and is dependent on its ability to raise capital from shareholders or other sources to sustain operations. These factors, along with other matters as set forth in Note 1, raise substantial doubt that the Company will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ “MacKay LLP”

Vancouver, British Columbia, Canada.
January 8, 2008	Chartered Accountants

OSPREY VENTURES, INC.
(An Exploration Stage Company)

BALANCE SHEETS
MAY 31, 2007
(With comparative figures at May 31, 2006)

May 31,	2007	2006

ASSETS

CURRENT ASSETS
Cash	$23,198	$-
TOTAL ASSETS	$23,198	$-

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$8,400	$300

	8,400	300

STOCKHOLDER’S EQUITY (DEFICIT )
Capital stock (Notes 2 and 6)
Authorized
200,000,000 shares of common stock, $0.001 par value,
Issued and outstanding
7,200,000 shares of common stock	7,200	5,000
Additional paid-in capital	20,000	-
Share subscription receivable	-	(5,000)

Deficit accumulated during the exploration stage	(12,402)	(300)
Total stockholder’s equity (deficit)	14,798	(300)
Total Liabilities and Stockholder’s Equity	$23,198	$-

Going Concern (Note 1)
Commitments (Note 5)

/s/ “Stephen B. Jackson”

______________________
Director

The accompanying notes are an integral part of these financial statements

OSPREY VENTURES, INC.
(An Exploration Stage Company)

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED MAY 31, 2007
(With comparative figures for the period ended May 31, 2006)

			Cumulative
			results of
		Period from	operations from
		May 17, 2006	May 17, 2006
		(date of	(date of
	Year ended May	inception) to	inception) to
	31, 2007	May 31, 2006	May 31, 2007

EXPENSES

Bank charges	$104	$-	$104
Contributed administrative support (note 4)	200	-	200
Office	1,862	-	1,862
Organizational costs	-	300	300
Professional fees	8,400	-	8,400
Public relations	790	-	790
Travel and meals	746	-	746

Total expenses	12,102	300	12,402

NET LOSS FOR THE PERIOD	$(12,102)	$(300)	$(12,402)

BASIC AND DILUTED LOSS PER COMMON SHARE
	$(0.00)	$(0.00)

WEIGHTED AVERAGE NUMBER OF BASIC AND
DILUTED COMMON SHARES OUTSTANDING	5,367,671	5,000,000

The accompanying notes are an integral part of these financial statements

OSPREY VENTURES, INC.
(An Exploration Stage Company)

STATEMENT OF STOCKHOLDER’S EQUITY (DEFICIT)
Cumulative from inception May 17, 2006 to May 31, 2007

					Deficit
					Accumulated
			Additional	Share	During the
	(Note 4)		Paid-in	Subscription	Exploration
	Common Stock		Capital	Receivable	Stage	Total
	Number of
	shares	Amount

Common stock issued for cash
at $0.001 per share
- May 31, 2006 (notes 4 and 6)	5,000,000	$5,000	$-	$-	$-	$-
- Share Subscription receivable	-	-	-	(5,000)	-	-

Net loss for the period ended
May 31, 2006	-	-	-	-	(300)	(300)

Balance, May 31, 2006	5,000,000	5,000	-	(5,000)	(300)	(300)

Share Subscription Received	-	-	-	5,000	-	5,000

March 23, 2007 common stock
sold in private placement
offering ($0.01/ share) (note6)	2,200,000	2,200	19,800	-	-	22,000

Net loss for the year ended
May 31, 2007	-	-	200	-	(12,102)	(11,902)

Balance, May 31, 2007	7,200,000	$7,200	$20,000	$-	$(12,402)	$14,798

The accompanying notes are an integral part of these financial statements

OSPREY VENTURES, INC.
(An Exploration Stage Company)

STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED MAY 31, 2007
(With comparative figures for the period ended May 31, 2006)

			Cumulative
			results of
		Period from	operations from
		May 17, 2006	May 17, 2006
		(date of	(date of
	Year ended May	inception) to	inception) to
	31, 2007	May 31, 2006	May 31, 2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period	$(12,102)	$(300)	$(12,402)
Adjustments to reconcile net loss to net cash
used in operating activities
- contributed administrative support by an officer (note 4)	200	-	200
- accounts payable and accrued liabilities	8,100	300	8,400

NET CASH PROVIDED IN OPERATING
ACTIVITIES	(3,802)	-	(3,802)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	22,000	-	22,000
Share subscription received	5,000	-	5,000

NET CASH PROVIDED BY FINANCING
ACTIVITIES	27,000	-	27,000

NET INCREASE IN CASH	23,198	-	23,198

CASH, BEGINNING OF PERIOD	-	-	-

CASH, END OF PERIOD	$23,198	$-	$23,198

Supplemental cash flow information (note 9):
Cash paid for:
Interest	$-	$-	$-

Income taxes	$-	$-	$-

The accompanying notes are an integral part of these financial statements

OSPREY VENTURES, INC.
(An Exploration Stage Company)

Notes to the Financial Statements
May 31, 2007

NOTE 1 – BASIS OF PRESENTATION

a)	Organization

Osprey Ventures, Inc. (the “Company”) was incorporated in the state of Wyoming on May 17, 2006 to engage in the acquisition, exploration and development of mineral resource properties. The Company is considered an exploration stage company as it has not generated revenues from its operations.

b)	Going Concern

These financial statements have been prepared in conformity with generally accepted accounting principles in the United State of America with the assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business rather than through a process of forced liquidation.

The Company’s significant operating losses raise substantial doubt about the ability to continue as a going concern. Inherent in the Company’s business are various risks and uncertainties, including its limited operating history, historical operating losses, dependence upon strategic alliances, and the historical success rate of mineral exploration.

As shown in the accompanying financial statements, the Company has incurred an accumulated deficit of $12,202 for the period from May 17, 2006 (inception) to May 31, 2007, and has no revenue. The Company’s future success is primarily dependent upon the existence of gold or other precious minerals on properties for which the Company owns a working interest or an option to acquire an interest. No minerals have yet been discovered on the properties. The Company’s success will also be dependent upon its ability to raise sufficient capital to fund its exploration programs and, if gold is discovered, to exploit the discovery on a timely and cost- effective basis.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)	Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

b)	Functional Currency

The Company’s functional currency is the United States (“U.S.”) dollar.

OSPREY VENTURES, INC.
(An Exploration Stage Company)

Notes to the Financial Statements
May 31, 2007

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

c)	Cash

Cash consists of cash on deposit with high quality major financial institutions, and to date the Company has not experienced losses on any of its balances. The carrying amounts approximate fair market value due to the liquidity of these deposits.

d)	Financial Instruments

The Company’s financial instruments consists of cash, accounts payable and accrued liabilities. At May 31, 2007, the fair value of the Company’s financial instruments approximate their carrying value based on their terms and interest rates.

e)	Mineral Interests

Mineral interest acquisition costs include cash consideration and the estimated fair value of any common shares issued for mineral properties, based on recent share issuances. Exploration and development expenditures are expensed in the period incurred until such time as the Company establishes the existence of commercial feasibility, at which time these costs will be deferred. Administrative expenditures are expensed in the period incurred.

Mineral interest acquisition costs and related interest and financing costs may be deferred until the property is placed into production, sold or abandoned. Mineral interest acquisition costs will be deferred only when and if proven and probable reserves have been found to exist. No proven or probable reserves are currently known to exist.

Any deferred costs will be amortized on a unit-of-production basis over the estimated proven and probable reserves of the property following commencement of commercial production or written off if the property is sold, allowed to lapse or abandoned.

On an on-going basis, the Company evaluates the status of its mineral properties based on results to date to determine the nature of exploration and development work that is warranted in the future. If there is little prospect of further work on a property being carried out, the deferred costs related to that property are written down to their estimated recoverable amount.

f)	Earnings (loss) per Common Share

Basic net income (loss) per share is computed by dividing the net income available to common shareholders (the numerator) for the period by the weighted average number of common shares outstanding (the denominator) during the period. The computation of diluted earnings is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares had been issued. At May 31, 2007, there was no variance between basic and diluted loss per share as there were no potentially dilutive securities outstanding.

OSPREY VENTURES, INC.
(An Exploration Stage Company)

Notes to the Financial Statements
May 31, 2007

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

g)	Income Taxes

The Company accounts for income taxes under the provisions of the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes (“SFAS 109”). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities and losses carried forward using enacted tax rates in effect for the year in which the differences are expected to reverse.

h)	Foreign Currency Translation

The accounts of the Company’s foreign operations have been translated into United States dollars. Assets and liabilities of those operations are translated in U.S. dollars using exchange rates as of the balance sheet date; income and expenses are translated using the average exchange rates for the reporting period. Translation adjustments are deferred in accumulated other comprehensive income (loss), a separate component of stockholders’ equity.

i)	Stock-based Compensation

The Company accounts for stock-based compensation issued to employees based on SFAS No. 123R “Share Based Payment”. SFAS No. 123R is a revision of SFAS No. 123 “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS 123 as originally issued and Emerging Issues Task Force Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”.

SFAS 123R does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans”.

SFAS 123R requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. The scope of SFAS 123R includes a wide range of share-based compensation arrangements including share options, restricted share plans, performance- based awards, share appreciation rights, and employee share purchase plans.

OSPREY VENTURES, INC.
(An Exploration Stage Company)

Notes to the Financial Statements
May 31, 2007

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

i)	Stock-based Compensation (continued)

As at May 31, 2007 the Company had not adopted a stock option plan nor had it granted any stock options. Accordingly no stock-based compensation has been recorded to date.

j)	Joint Ventures

All exploration and production activities are conducted jointly with others and, accordingly, the accounts reflect only the Company’s proportionate interest in such activities.

k)	Environmental Protection and Reclamation Costs

The operations of the Company have been, and may in the future be affected from time to time in varying degrees by changes in environmental regulations, including those for future removal and site restorations costs. Both the likelihood of new regulations and their overall effect upon the Company may vary from region to region and are not predictable.

The Company’s policy is to meet or, if possible, surpass standards set by relevant legislation, by application of technically proven and economically feasible measures. Environmental expenditures that relate to ongoing environmental and reclamation programs will be charged against statements of operations as incurred or capitalized and amortized depending upon their future economic benefits. The Company does not currently anticipate any material capital expenditures for environmental control facilities because all property holdings are at early stages of exploration. Therefore, estimated future removal and site restoration costs are presently considered minimal.

NOTE 3 – NEW ACCOUNTING PRONOUNCEMENTS

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements " ("SFAS No. 157"). SFAS 155 establishes framework for measuring fair value and expands disclosures about fair value measurements. The changes to current practice resulting from the application of this statement relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. The statement is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years.

The Financial Accounting Standards Board has issued SFAS No. 155 “Accounting for Certain Hybrid Financial Instruments an amendment of FASB Statements No. 133 and 140” and No. 156 “Accounting for Servicing of Financial Assets – an amendment of FASB Statement No. 140”, but they will not have a material effect in the Company’s results of operations or financial position.

The adoption of these new pronouncements is not expected to have a material effect on the Company’s financial position or results of operations.

OSPREY VENTURES, INC.
(An Exploration Stage Company)

Notes to the Financial Statements
May 31, 2007

NOTE 4 – RELATED PARTY TRANSACTIONS

Officers contributed administrative services to the Company for all periods to May 31, 2007. The time and effort was recorded in the accompanying financial statements based on the prevailing rates for such services, which equaled $50 per hour based on the level of services performed. The services are reported as contributed administrative support with a corresponding credit to additional paid-in capital.

In 2006, the Company issued a total of 5,000,000 shares of its restricted common stock to two directors (2,500,000 to each) for $5,000 ($.001/share).

NOTE 5 – MINERAL PROPERTY

In April, 2007, the Company entered into an Option to Purchase and Royalty Agreement to acquire a 25% interest in a mining property with no known reserves, in Jiangxi Province, China.

As at May 31, 2007 the Company had not incurred any costs in regards to the option or the mineral property.

Under the terms of the Option Agreement, the Company is required to:

A.	Make option exploration expenditures as follows:

Exploration Expenditures	Due Date
$20,000	May 31, 2008
$40,000	May 31, 2009
$60,000

B.	Make annual payments of $25,000, commencing May 31, 2010, as long as the Company holds any interest in the claim as prepayment of the net smelter royalty.

C.	Issue 1,000,000 shares of Osprey Ventures, Inc. upon completion of a phase I exploration program as recommended by a geologist.

D.

Osprey may acquire an additional 26% of the right, title and interest, by the payment of US $25,000 and by incurring an additional US $100,000 in exploration expenditures on the Property on or before May 31, 2010.

E.

In addition to the above terms, the optionor is to retain a three percent net smelter royalty. Osprey has a right to purchase one-half of the Royalty by paying to the optionor the sum of US $500,000 per Royalty percentage point.

OSPREY VENTURES, INC.
(An Exploration Stage Company)

Notes to the Financial Statements
May 31, 2007

NOTE 6 – CAPITAL STOCK

a)	Common Stock

In 2006 the Company issued 5,000,000 of its common stock at a price of $0.001 per share for proceeds of $5,000. The offering was made pursuant to section 4(2) of the United States Securities Act of 1933, as amended.

In 2007, the Company offered for sale 3,000,000 shares of its common stock at a price of $0.01 per share. The Company sold 2,200,000 shares for net proceeds of $22,000. The offering was made pursuant to Rule 903 of Regulation S of the United States Securities Act of 1933, as amended.

b)	Stock Options

The Company does not have a stock option plan and no options or rights to acquire options have been granted.

NOTE 7 – INCOME TAXES

The Company has adopted FASB No. 109 for reporting purposes. As of May 31, 2007 the Company had net operating loss carry forwards of approximately $12,000 that may be available to reduce future years’ taxable income and will expire beginning in 2026. Availability of loss usage is subject to change of ownership limitations under Internal Revenue Code 382. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the future tax loss carry-forwards.

NOTE 8– FINANCIAL INSTRUMENTS

At May 31, 2007 the Company had the following financial liabilities in Canadian dollars:

	US equivalent	Canadian Dollars

Accrued liabilities	$8,400	$9,000

At May 31, 2007 the US dollar amounts were converted at a rate of $1.07 Canadian dollar to $1.00 US dollar.

NOTE 9 – SUPPLEMENTAL CASH FLOW INFORMATION

	May 31, 2007	May 31, 2006
Non-cash Financing activities
Item affecting share capital:
Share capital issued for share subscription receivable	$-	$5,000
Share subscription receivable	_	(5,000)

OSPREY VENTURES, INC.
(An Exploration Stage Company)

INTERIM FINANCIAL STATEMENTS

For the second quarter ended NOVEMBER 30, 2007

INTERIM BALANCE SHEETS

INTERIM STATEMENTS OF OPERATIONS

INTERIM STATEMENT OF STOCKHOLDER’S EQUITY

INTERIM STATEMENTS OF CASH FLOWS

NOTES TO THE INTERIM FINANCIAL STATEMENTS

OSPREY VENTURES, INC.
(An Exploration Stage Company)

INTERIM BALANCE SHEETS
NOVEMBER 30, 2007
(With comparative figures at May 31, 2007)

	November 30, 2007	May 31, 2007
	(Unaudited)

ASSETS

CURRENT ASSETS
Cash	$11,685	$23,198
TOTAL ASSETS	$11,685	$23,198

LIABILITIES AND STOCKHOLDER’S EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$9,400	$8,400

TOTAL LIABILITIES	9,400	8,400

STOCKHOLDER’S EQUITY
Capital stock (Note 5)
Authorized
200,000,000 shares of common stock, $0.001 par value,
Issued and outstanding
7,200,000 shares of common stock	7,200	7,200
Additional paid-in capital	20,100	20,000

Deficit accumulated during the exploration stage	(25,015)	(12,402)
Total stockholder’s equity	2,285	14,798
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$11,685	$23,198

Going Concern (Note 1)

Commitments (Note 3)

The accompanying notes are an integral part of these financial statements

OSPREY VENTURES, INC.
(An Exploration Stage Company)

INTERIM STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED NOVEMBER 30, 2007
(With comparative figures for the period ended November 30, 2006)
(Unaudited)

				Cumulative
				results of
				operations from
		Six Months	Three and	May 17, 2006
	Three Months	Ended	Six Months	(inception) to
	Ended November	November 30,	Ended	November 30,
	30, 2007	2007	November 30,	2007
			2006

REVENUE	$-	$-	$-	$-

Total revenue	-	-	-	-

EXPENSES

Bank charges	63	104	-	208
Loss on currency exchange	242	309	-	309
Contributed administrative support (note 2)		100	-	300
Office	100	100	-	1,962
Organizational costs		-	-	300
Professional fees	7,000	7,000	-	15,400
Corporate services		5,000	-	5,000
Public relations		-	-	790
Travel and meals		-	-	746

Total expenses	7,405	12,613	-	25,015

NET & COMPREHENSIVE LOSS FOR	$(7,405)	$(12,613)	$-	$(25,015)
THE PERIOD

BASIC AND DILUTED LOSS PER
COMMON SHARE	$(0.00)	$(0.00)	$(0.00)

WEIGHTED AVERAGE NUMBER OF
BASIC AND DILUTED COMMON
SHARES OUTSTANDING	7,200,000	7,200,000	5,000,000

The accompanying notes are an integral part of these financial statements

OSPREY VENTURES, INC.
(An Exploration Stage Company)

INTERIM STATEMENT OF STOCKHOLDER’S EQUITY (DEFICIT)
Cumulative from inception May 17, 2006 to November 30, 2007

					Deficit
					Accumulated
			Additional	Share	During the
	(Note 5)		Paid-in	Subscription	Exploration
	Common Stock		Capital	Receivable	Stage	Total
	Number of
	shares	Amount

Common stock issued for cash at $0.001
per share
- May 31, 2006 (note 2)	5,000,000	$5,000	$-	$-	$-	$-
- Share Subscription receivable	-	-	-	(5,000)	-	-

Net loss for the period ended
May 31, 2006	-	-	-	-	(300)	(300)

Balance, May 31, 2006	5,000,000	5,000	-	(5,000)	(300)	(300)

Share Subscription Received	-	-	-	5,000	-	5,000

March 23, 2007 common stock sold in
private placement offering ($0.01/ share)
(note 5)	2,200,000	2,200	19,800	-	-	22,000

Net loss for the year ended
May 31, 2007	-	-	200	-	(12,102)	(11,902)
Balance, Fiscal Year End, May 31, 2007	7,200,000	7,200	20,000	-	(12,402)	14,798

Net loss for the period ended
November 30, 2007 (unaudited)	-	-	100	-	(12,613)	(12,513)
	7,200,000	$7,200	$20,100	$-	$(25,015)	$2,285

The accompanying notes are an integral part of these financial statements

OSPREY VENTURES, INC.
(An Exploration Stage Company)

INTERIM STATEMENTS OF CASH FLOWS
FOR THE QUARTER ENDED NOVEMBER 30, 2007
(With comparative figures for the period ended November 30, 2006)
(Unaudited)

					Cumulative
					results of
				Three and	operations from
	Three Months	Six Months		Six Months	May 17, 2006
	Ended	Ended		Ended	(inception) to
	November 30,	November 30,		November 30,	November 30,
	2007	2007		2006	2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period	$(7,405)	$(12,613)	$		$(25,015)
				-
Adjustments to reconcile net loss to net cash used in
operating activities
- contributed administrative expense	-	100		-	300
- accounts payable and accrued liabilities	1,000	1,000		-	9,400

NET CASH PROVIDED IN OPERATING
ACTIVITIES	(6,405)	(11,513)		-	(15,315)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	-	-		-	27,000

NET CASH PROVIDED BY FINANCING
ACTIVITIES	-	-		-	27,000

NET INCREASE (DECREASE) IN CASH	(6,405)	(11,513)		-	11,685

CASH, BEGINNING OF PERIOD	18,090	23,198		-	-

CASH, END OF PERIOD	$11,685	$11,685		$-	$11,685

The accompanying notes are an integral part of these financial statements

OSPREY VENTURES, INC.
(An Exploration Stage Company)

Notes to the Interim Financial Statements
November 30, 2007

NOTE 1: BASIS OF PRESENTATION

The condensed financial statements presented herein have been prepared by the Company in accordance with the accounting policies in its audited financial statements for the period ended May 31, 2007 as filed in its Form SB-2 and should be read in conjunction with the notes thereto. The Company is in the exploration stage in accordance with Industry Guide 7. In April, 2007, the Company entered into an Option to Purchase and Royalty Agreement to acquire a 25% interest in a mining property with no known reserves, in Jiangxi Province, China. (see Note 3).

In the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to provide a fair presentation of operating results for the interim period presented have been made. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the year.

Interim financial data presented herein are unaudited.

These financial statements have been prepared in conformity with generally accepted accounting principles in the United State of America with the assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business rather than through a process of forced liquidation.

The Company’s significant operating losses raise substantial doubt about the ability to continue as a going concern. Inherent in the Company’s business are various risks and uncertainties, including its limited operating history, historical operating losses, dependence upon strategic alliances, and the historical success rate of mineral exploration.

NOTE 2 – RELATED PARTY TRANSACTIONS

Officers contributed administrative services to the Company for all periods to November 30, 2007. The time and effort was recorded in the accompanying financial statements based on the prevailing rates for such services, which equaled $50 per hour based on the level of services performed. The services are reported as contributed administrative support with a corresponding credit to additional paid-in capital.

In 2006, the Company issued a total of 5,000,000 shares of its restricted common stock to two directors (2,500,000 to each) for $5,000 ($0.001/share) .

OSPREY VENTURES, INC.
(An Exploration Stage Company)

Notes to the Interim Financial Statements
November 30, 2007

NOTE 3 – OPTION ON MINERAL PROPERTY – UNPROVEN MINERAL INTERESTS

In April, 2007, the Company entered into an Option to Purchase and Royalty Agreement to acquire a 25% interest in a mining property with no known reserves, in Jiangxi Province, China.

As at November 30, 2007 the Company had not incurred any costs in regards to the option or the property.

Under the terms of the Option Agreement, the Company is required to:

A.	Make option exploration expenditures as follows:

Exploration Expenditures	Due Date
$20,000	May 31, 2008
$40,000	May 31, 2009
$60,000

B.	Make annual payments of $25,000, commencing May 31, 2010, as long as the Company holds any interest in the claim as prepayment of the net smelter royalty.

C.	Issue 1,000,000 shares of Osprey Ventures, Inc. upon completion of a phase I exploration program as recommended by a geologist.

D.

Osprey may acquire an additional 26% of the right, title and interest, by the payment of US $25,000 and by incurring an additional US $100,000 in exploration expenditures on the Property on or before May 31, 2010.

E.

In addition to the above terms, the optionor is to retain a three percent net smelter royalty. Osprey has a right to purchase one-half of the Royalty by paying to the optionor the sum of US $500,000 per Royalty percentage point.

NOTE 4 – INCOME TAXES

The Company has adopted FASB No. 109 and FIN No. 48 for reporting purposes. As of May 31, 2007 the Company had net operating loss carry forwards of approximately $17,200 that may be available to reduce future years’ taxable income and will expire beginning in 2026. Availability of loss usage is subject to change of ownership limitations under Internal Revenue Code 382. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the future tax loss carry-forwards.

OSPREY VENTURES, INC.
(An Exploration Stage Company)

Notes to the Interim Financial Statements
November 30, 2007

NOTE 5 – CAPITAL STOCK

a)	Common Stock

In 2006 the Company issued 5,000,000 of its common stock at a price of $0.001 per share for proceeds of $5,000. The offering was made pursuant to section 4(2) of the United States Securities Act of 1933, as amended.

In 2007, the Company offered for sale 3,000,000 shares of its common stock at a price of $0.01 per share. The Company sold 2,200,000 shares for net proceeds of $22,000. The offering was made pursuant to Rule 903 of Regulation S of the United States Securities Act of 1933, as amended.

b)	Stock Options

The Company does not have a stock option plan and no options or rights to acquire options have been granted.

NOTE 6 – SUBSEQUENT EVENTS

On January 24, 2008 the Company filed a Form SB-2 registration statement with the Securities and Exchange Commission whereby the Company is offering a minimum of 1,000,000 and a maximum of 2,000,000 common shares on a best efforts basis at a price of $0.05 per share. In addition, the registration statement is qualifying the resale of up to 1,100,000 previously issued shares whereby certain selling shareholders are offering 1,100,000 shares on a best efforts basis at a price of $0.05 per share.

EXHIBITS

The following Exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation K.

Exhibit No.	Document Description
3.1 *	Articles of Incorporation of Osprey Ventures, Inc.
3.2 *	Bylaws of Osprey Ventures, Inc.
5.1 *	Opinion of Jeffrey Nichols Attorney and Counselor At Law, regarding the legality of the securities being registered in this registration statement.
10.1 *	Option To Purchase And Royalty Agreement between Osprey Ventures, Inc. and Jiujiang Gao Feng Mining Industry Limited Company
23.1

Consent of MacKay LLP, Certified Public Accountants regarding the use in this registration statement of their report of the auditors and financial statements of Osprey Ventures, Inc. for the period ending May 31, 2007

23.2 *	Consent of Gao Feng-Lin, Senior Engineer, to the use in this registration statement of his Report of Ores Exploration on the Gao Feng Gold Property
23.3 *	Consent of Jiangxi Geological Engineering Group Company, Jiujiang Branch to the use in this registration statement of their report of Ores Exploration on the Gao Feng Gold Property
99.1	Subscription Agreement

* Incorporated by reference to SB-2 Registration Statement filed on January 24, 2008

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:
	a.	To include any prospectus required by Section 10(a)(3) of the Securities Act;
b.

To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered, if the total dollar value of securities offered would not exceed that which is registered, any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

	c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.
2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Presently the directors and officers of Osprey are not covered by liability insurance. However, Osprey’s Articles of Incorporation state that the Corporation may indemnify its officers, directors, employees and agents to the full extent permitted by the laws of the State of Wyoming. No other statute, charter provision, by-law, contract or other arrangement to insure or indemnify a controlling person, director or officer of Osprey exists which would affect his liability in that capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by itself is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing and authorized and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, on this 10th day of April, 2008.

Osprey Ventures, Inc.

BY: /s/ “Bruce D. Jackson”

Bruce D. Jackson, President

Know all men by these present, that each person whose signature appears below constitutes and appoints Bruce D. Jackson, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, therewith, with the SEC, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ “Bruce D. Jackson”	President, Chief Executive Officer (Principal Executive Officer), and a member of the Board of Directors	April 10, 2008
/s/ “Stephen B. Jackson”	Secretary-Treasurer, Chief Financial Officer (Principal Financial and Accounting Officer) and a member of the Board of Directors	April 10, 2008